Exhibit 10.1

Published CUSIP Number:	11162DAE2
Revolving Credit CUSIP Number:	11162DAF9
Term Loan A CUSIP Number:	11162DAG7

$900,000,000

CREDIT AGREEMENT

dated as of May 27, 2016,

by and among

BROCADE COMMUNICATIONS SYSTEMS, INC.,

as Borrower,

the Lenders referred to herein,

as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and Issuing Lender

WELLS FARGO SECURITIES, LLC,

DEUTSCHE BANK SECURITIES INC.,

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners

DEUTSCHE BANK SECURITIES INC.,

and

SUNTRUST BANK,

as Syndication Agents

BANK OF THE WEST,

U.S. BANK NATIONAL ASSOCIATION,

and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

as Co-Documentation Agents

COMPASS BANK

FIFTH THIRD BANK

PNC BANK, NATIONAL ASSOCIATION

TD BANK, N.A.

and

HSBC BANK USA, N.A.

as Managing Agents

i

(continued)

(continued)

(continued)

EXHIBITS
Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Term Loan Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Prepayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Solvency Certificate
Exhibit J	-	Form of U.S. Pledge Agreement

SCHEDULES
Schedule 1.1	-	Commitments and Commitment Percentages
Schedule 7.1	-	Jurisdictions of Organization and Qualification
Schedule 7.2	-	Subsidiaries and Capitalization
Schedule 7.6	-	Tax Matters
Schedule 7.9	-	ERISA Plans
Schedule 7.13	-	Labor and Collective Bargaining Agreements
Schedule 8.19	-	Post-Closing Matters
Schedule 9.1	-	Existing Indebtedness
Schedule 9.2	-	Existing Liens
Schedule 9.3	-	Existing Loans, Advances and Investments
Schedule 9.7	-	Transactions with Affiliates

v

CREDIT AGREEMENT, dated as of May 27, 2016, by and among BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

Stallion Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Borrower (the “Merger Sub”), was organized by the Borrower to acquire Ruckus Wireless, Inc., a Delaware corporation (the “Acquired Business”).

Pursuant to the Agreement and Plan of Merger dated April 3, 2016 (the “Merger Agreement”) among the Borrower, the Merger Sub and the Acquired Business, the Borrower and Merger Sub have agreed to commence a tender offer (the “Tender Offer”) to acquire all of the issued and outstanding shares of common stock of the Acquired Business on the terms and conditions set forth therein (including the subsequent acquisition of any Equity Interests remaining after the Tender Offer pursuant to a merger (the “Merger”) of the Merger Sub with and into the Acquired Business, the “Ruckus Acquisition”).

The Borrower has requested that the Lenders provide (i) Initial Term Loans in the aggregate principal amount of $800,000,000 and (ii) Revolving Credit Commitments in the aggregate principal amount of $100,000,000, and the Lenders have indicated their willingness to provide such Initial Term Loans and Revolving Credit Commitments on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquired Business” has the meaning specified in the Preliminary Statements hereto.

“Acquisition” means any transaction, or any series of related transactions by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors or equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Administrative Agent” means Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 11.6.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 12.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning assigned thereto in Section 12.1(e).

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to a Credit Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

			Revolving Credit Loans and Term Loans
Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	LIBOR +	Base Rate +
I	Less than 1.75	0.20%	1.00%	0.00%
II	Greater than or equal to 1.75 to 1.00, but less than 2.25 to 1.00	0.25%	1.25%	0.25%
III	Greater than or equal to 2.25 to 1.00, but less than 2.75 to 1.00	0.30%	1.50%	0.50%
IV	Greater than or equal to 2.75 to 1.00	0.35%	1.75%	0.75%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides an Officer’s Compliance Certificate pursuant to Section 8.2(a) for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level III until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide an Officer’s Compliance Certificate when due as required by Section 8.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Officer’s Compliance Certificate was required to have been delivered shall be based on Pricing Level IV until such time as such Officer’s Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Officer’s Compliance Certificate delivered pursuant to Section 8.1 or 8.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Officer’s Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (A) the Borrower shall immediately deliver to the Administrative Agent a corrected Officer’s Compliance Certificate for such Applicable Period, (B) the Applicable Margin for such Applicable Period shall be determined as if the Consolidated Total Leverage Ratio in the corrected Officer’s Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 5.4. Nothing in this paragraph shall limit the rights of the Administrative Agent and Lenders with respect to Sections 5.1(b) and 10.2 nor any of their other rights under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

The Applicable Margins set forth above shall be increased as, and to the extent, required by Section 5.13.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey, Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests) by any Credit Party or any Subsidiary thereof, and any issuance of Equity Interests by any Subsidiary of the Borrower to any Person that is not a Credit Party or any Subsidiary thereof (or the granting of any option or other right to do any of the foregoing). The term “Asset Disposition” shall not include (a) the sale or lease of inventory in the ordinary course of business, (b) the transfer of assets to the Borrower or any Subsidiary Guarantor pursuant to any transaction permitted pursuant to Section 9.4, (c) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition or termination of any Hedge Agreement or any Permitted Equity Derivative, (e) the use of cash in the ordinary course of business and dispositions of Investments in cash, Cash Equivalents and short term marketable securities, (f) the transfer by any Credit Party of its assets to any other Credit Party, (g) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith by the Borrower at the time of such transfer), (h) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary, (j) the incurrence of any Lien permitted pursuant to Section 9.2, and (k) the issuance by the Borrower of any Equity Interests or the entry into any Permitted Equity Derivatives.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 12.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) LIBOR for an Interest Period of one month plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR (provided that clause (c) shall not be applicable during any period in which LIBOR is unavailable or unascertainable).

“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 5.1(a).

“Borrower” means Brocade Communications Systems, Inc., a Delaware corporation.

“Borrower Materials” has the meaning assigned thereto in Section 8.2.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Calculation Date” has the meaning assigned thereto in the definition of “Applicable Margin.”

“Campus Sale Leaseback” means the sale leaseback of the property located at 130 Holger Way, San Jose, California 95134.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period, (a) the additions to property, plant and equipment and other capital expenditures that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations during such period, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP.

“Cash Collateralize” means, to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one year from the date of acquisition thereof, (b) commercial paper rated at the time of acquisition thereof at least “Prime-2” (or the then equivalent grade) by Moody’s or at least “A-2” (or the then equivalent grade) by S&P, (c) certificates of deposit maturing no more than two years from the date of acquisition thereof issued by any commercial bank or trust company incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating at the time of acquisition thereof of “A” or better by a nationally recognized rating agency, (d) (i) overnight and demand deposits in and bankers’ acceptances of any bank or trust company satisfying the requirements of clause (c) and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Deposit Insurance Fund, and (ii) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (e) repurchase obligations of any commercial bank satisfying the requirements of clause (c) above, (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at the time of acquisition thereof at least “A” by S&P or at least “A” by Moody’s, (g) securities with maturities of one year or less from the date of acquisition backed by a standby letter of credit issued by any Lender or any commercial bank or trust company satisfying the requirements of clause (c) above, (h) money market funds or similar liquid funds either having a rating of at least Aaa or AAA (or the equivalent short term ratings thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) or satisfying the requirements of Rule 2a-7 of the Investment Company Act, (i) instruments equivalent to those referred to in clauses (a) through (g) above or funds equivalent to those referred to in clause (h) above denominated in Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably appropriate in connection with any business conducted by the Borrower in such jurisdiction, all as determined in good faith by the Borrower, (j) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of the acquisition thereof and (k) cash invested in accordance with the Borrower’s investment policy (as in effect on the Closing Date).

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer (including automated clearinghouse transfers) and other cash management arrangements.

“Cash Management Bank” means any Person that, (a) at the time it enters into a Cash Management Agreement with a Credit Party, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent, or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Cash Management Agreement with a Credit Party, in each case in its capacity as a party to such Cash Management Agreement.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“Change in Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of more than forty percent (40%) of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower; provided that a transaction will not be deemed to involve a Change of Control under this clause (a) if (x) the Borrower becomes a direct or indirect wholly owned subsidiary of a holding company, and (y)(i) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Borrower’s voting stock immediately prior to that transaction or (ii) immediately following that transaction no “person” or “group” (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than forty percent (40%) of the voting stock of such holding company; or

(b) there shall have occurred under (i) the Senior Notes Indenture, (ii) the Convertible Notes Indenture, or (iii) any other indenture or other instrument evidencing any Indebtedness (other than intercompany Indebtedness and other than Indebtedness permitted by Section 9.1(m)) of the Borrower or any of its Subsidiaries in excess of $75,000,000, any “change in control” or similar provision (as set forth in the indenture, agreement or other evidence of such Indebtedness) that has not been waived, which obligates the Borrower or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, implemented or issued.

“Class” means, when used in reference to any Loan, whether such Loan is a Revolving Credit Loan, Swingline Loan or Term Loan and, when used in reference to any Commitment, whether such Commitment is a Revolving Credit Commitment or a Term Loan Commitment.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means all rights, title and interest of each Credit Party in 100% of the Equity Interests of all present and future Subsidiaries directly held by any Credit Party (in the case of the Equity Interests of any First Tier Foreign Subsidiary and any Domestic Foreign Holding Company owned directly by a Credit Party, limited to 65% of the voting stock of such First Tier Foreign Subsidiary or such Domestic Foreign Holding Company, as applicable, and 100% of the non-voting stock of such First Tier Foreign Subsidiary or such Domestic Foreign Holding Company, as applicable), other than Excluded Assets, and all products, proceeds and profits of the foregoing as shall be described in detail in the Pledge Agreements.

“Collateral Security Deadline” means (i) twenty (20) Business Days after the first Collateral Trigger Event or (ii) with respect to delivery of certificated Equity Interests of Subsidiaries that are not Domestic Subsidiaries and related Non-U.S. Pledge Agreement(s), if any, ninety (90) days after the first Collateral Trigger Event (in each case, or such longer periods as may be agreed by the Administrative Agent).

“Collateral Security Deadline Requirements” means with respect to the Borrower and each Subsidiary Guarantor (a) grant a security interest in all Collateral owned by such Credit Party by delivering to the Administrative Agent one or more duly executed Pledge Agreements or such other new Security Documents as the Administrative Agent shall deem appropriate for such purpose, (b) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent and (c) take such actions and execute and/or deliver to the Administrative Agent such documents and lien searches as the Administrative Agent shall reasonably request (including, without limitation, delivery of certificates evidencing the Equity Interests pledged pursuant to the Pledge Agreements together with undated stock or other transfer powers for such Equity Interests and filing of UCC financing statements) to effect or confirm the validity, perfection and priority of the Lien of the Security Documents, which may include actions required under the laws of the jurisdiction of incorporation of any Foreign Subsidiaries as the Administrative Agent shall reasonably request. Notwithstanding anything herein to the contrary, no Credit Party shall be required, nor shall the Administrative Agent be authorized to require (i) any Non-U.S. Pledge Agreement or other local law agreement or action with respect to the Equity Interests of an Immaterial Subsidiary or (ii) any control agreement with respect to any Collateral.

“Collateral Trigger Event” means the occurrence of (x) a Ratings Downgrade or (y) the incurrence of Consolidated Funded Indebtedness (other than any Consolidated Funded Indebtedness incurred for the purpose of Refinancing of the Convertible Notes or other Indebtedness in an amount not to exceed the then outstanding principal amount of Convertible Notes or other Indebtedness together with any accrued and unpaid interest and premium (including tender premium) thereon plus other reasonable amounts paid, and fees and expenses (including any upfront fees, commissions and original issue discount) reasonably incurred, in connection with such refinancing) in an aggregate principal amount in excess of $600 million.

“Commitment Fee” has the meaning assigned thereto in Section 5.3(a).

“Commitment Percentage” means, as to any Lender, such Lender’s Revolving Credit Commitment Percentage or Term Loan Percentage, as applicable.

“Commitments” means, collectively, as to all Lenders, the Revolving Credit Commitments and the Term Loan Commitments of such Lenders.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP; provided that when used with respect to the Borrower and its Subsidiaries, except as otherwise specified herein, Unrestricted Subsidiaries shall be excluded from such consolidation.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP:

(a) Consolidated Net Income for such period, plus

(b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:

(i) income and franchise taxes paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations;

(ii) Consolidated Interest Expense and any non-cash interest expense under ASC 470-20 (or any successor accounting standards);

(iii) Amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses), depreciation, non-cash losses and expenses resulting from fair value accounting pursuant to ASC 815 (or any successor or related accounting standards), non-cash impairment charges or asset write-offs or write-downs, including those resulting from the application of ASC 350 or ASC 360 (or any successor or related accounting standards) and other non-cash charges, expenses or losses (except to the extent that such non-cash charges, expenses or losses are reserved for cash charges to be taken in the future);

(iv) extraordinary, unusual or non-recurring charges, expenses or losses;

(v) carveout costs, restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses and expenses, severance costs, transaction fees and expenses and management fees and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs;

(vi) “run rate” synergies, operating expense reductions and other operating improvements and cost savings in connection with (1) the Ruckus Acquisition and Acquisitions not prohibited under this Agreement (including the commencement of activities constituting such business), (2) Specified Dispositions (including the termination or discontinuance of activities constituting such business), and/or (3) other operational changes (including, to the extent applicable, from the Transactions or any restructuring), in each case, so long as certified by a Responsible Officer of the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following any such acquisition, disposition or operational change and are reasonably identifiable and factually supportable;

(vii) other accruals, payments and expenses (including legal, tax, structuring and other costs and expenses) related to (1) the Transactions and (2) other non-ordinary course of Acquisitions, Investments, dividends, dispositions, consolidations, recapitalizations, or issuances or amendments of Indebtedness or Equity Interests permitted under this Agreement, whether or not consummated;

(viii) any non-cash increase in expenses due to purchase accounting;

(ix) proceeds of business interruption insurance received in cash during such period;

(x) charges, losses or expenses to the extent indemnified or insured or reimbursed by a third party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period;

(xi) [reserved];

(xii) such other adjustments consistent with Article 11 of Regulation S-X under the Securities Act;

(xiii) stock option and other equity-based compensation expenses;

(xiv) any net loss from discontinued operations and any losses from the Asset Disposition of discontinued operations;

(xv) any loss realized as a result of the cumulative effect of a change in accounting principles; and

(xvi) any net loss attributable to the early extinguishment or conversion of Indebtedness or other long-term liabilities, less

(c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:

(i) interest income;

(ii) any extraordinary, unusual or non-recurring gains;

(iii) non-cash gains or non-cash items increasing Consolidated Net Income;

(iv) any net gain from discontinued operations and any gains from the Asset Disposition of discontinued operations;

(v) any gain realized as a result of the cumulative effect of a change in accounting principles; and

(vi) any net gain attributable to the early extinguishment or conversion of Indebtedness or other long-term liabilities;

provided that the aggregate amount of addbacks pursuant to clauses (b)(v), (b)(vi) and (b)(vii)(2) above in any period shall be capped at 15% of Consolidated EBITDA for such period (prior to giving effect to such addbacks). For purposes of this Agreement, Consolidated EBITDA shall be calculated on a Pro Forma Basis. Notwithstanding the foregoing, Consolidated EBITDA for (i) the fiscal quarter ended August 1, 2015 shall be $189,765,629, (ii) the fiscal quarter ended October 31, 2015 shall be $189,598,192, (iii) the fiscal quarter ended January 30, 2016 shall be $193,323,795 and (iv) the fiscal quarter ended April 30, 2016 shall be $160,755,286.

“Consolidated Funded Indebtedness” means, with respect to Borrower and its Subsidiaries, the outstanding amount of Funded Indebtedness of the Borrower and its Subsidiaries on a Consolidated basis.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date for which financial statements are available or for purposes of Section 9.13(b), ending on such date to (b) Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date for which financial statements are available or for purposes of Section 9.13(b), ending on such date.

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements) for such period other than non-cash interest expense under ASC 470-20 (or any successor accounting standards).

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded the net income (if positive) of any Non-Guarantor Subsidiary (other than any such Non-Guarantor Subsidiary which has Consolidated net income of not more than 2.00% of the Consolidated net income of the Borrower for such period) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

“Consolidated Total Assets” means, on any date of determination, the consolidated total assets of the Borrower and its consolidated Subsidiaries as set forth on the consolidated balance sheet of the Borrower as of the last day of the fiscal quarter of the Borrower ending on or immediately prior to such date and for which financial statements are available (but excluding all amounts attributable to Unrestricted Subsidiaries), determined on a Consolidated basis.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date and for which financial statements are available or, for purposes of Section 9.13(a), ending on such date; provided that during the period commencing on July 5, 2019 and ending on January 1, 2020, clause (a) of the Consolidated Total Leverage

Ratio shall be calculated net of cash and Cash Equivalents of the Borrower and its Subsidiaries if and to the extent (i) any of the Convertible Notes remain outstanding at the time of such calculation, (ii) the amount of cash and Cash Equivalents to be netted does not exceed the outstanding principal amount of the Convertible Notes at the time of such calculation, (iii) such cash and Cash Equivalents were received as the result of the incurrence of other Indebtedness or an Equity Issuance of the Borrower and (iv) such cash and Cash Equivalents are held in a Convertible Notes Repayment Account.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convertible Notes” means the Borrower’s 1.375% Convertible Senior Unsecured Notes due 2020.

“Convertible Notes Indenture” means the Indenture governing the Convertible Notes, dated January 14, 2015, between the Borrower and Wells Fargo Bank, National Association, as trustee.

“Convertible Notes Repayment Account” means an account with the Convertible Notes Trustee or another segregated account reasonably acceptable to the Administrative Agent, in each case, solely containing funds to be used for the purpose of repaying, redeeming or defeasing the Convertible Notes.

“Convertible Notes Trustee” means Wells Fargo Bank, National Association.

“Credit Facility” means, collectively, the Revolving Credit Facility, the Term Loan Facility, the Swingline Facility and the L/C Facility.

“Credit Parties” means, collectively, the Borrower and the Subsidiary Guarantors.

“Customer Lease Financing” means any sale of accounts receivable, chattel paper and other property arising from or relating to customer leases originated by the Borrower or any Subsidiary in the ordinary course of business (“Customer Lease Assets”) to third party financing companies, and which do not materially interfere with the business of the Borrower and its Subsidiaries.

“Debt Issuance” means the issuance of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debt Rating” means, as applicable, (a) the corporate family rating of the Borrower as determined by Moody’s from time to time and (b) the corporate rating of the Borrower as determined by S&P from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” means, subject to Section 5.15(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Credit Loans, any Term Loan, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 5.15(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Lender, the Swingline Lender and each Lender.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or a Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Responsible Officer of the Borrower, setting forth the basis of such valuation, executed by either a senior vice president or the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Disclosure Letter” means the disclosure letter dated the Closing Date and delivered to the Administrative Agent and the Lenders in respect of this Agreement.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, fundamental change, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control fundamental change, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, or (c) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date; provided that (a) if such Equity Interests are issued pursuant to a plan for the benefit of the Borrower or its Subsidiaries or their directors, officers, employees and/or consultants or by any such plan to directors, officers, employees or consultants of the Borrower or any of its Subsidiaries, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such director, officer, employee or consultant’s termination, death or disability and (b) Disqualified Equity Interests shall not include any Permitted Equity Derivative.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Foreign Holding Company” means any Domestic Subsidiary that owns directly or through one or more entities that are disregarded for U.S. federal income tax purposes no material assets other than the capital stock (including any debt instrument treated as equity for U.S. federal income tax purposes) of one or more Foreign Subsidiaries that are CFCs.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.9(b)(iii)).

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Laws” means any and all applicable federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities (including the common law), relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, Release or threat of Release, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing (provided that Equity Interests shall exclude debt securities and other Indebtedness convertible into or exchangeable for any of the foregoing).

“Equity Issuance” means (a) any issuance by the Borrower of shares of its Equity Interests to any Person that is not a Credit Party (including, without limitation, in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.

“Eurodollar Reserve Percentage” means, for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means any of the events specified in Section 10.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” means (i) assets where the Administrative Agent and the Borrower reasonably agree the cost of obtaining a security interest in such assets are excessive in relation to the value afforded thereby, or if the granting of a security interest in such asset would be prohibited by applicable law after giving effect to the anti-assignment provisions of the UCC and other applicable law, (ii) any assets to the extent a security interest in such assets would result in material adverse tax consequences as reasonably determined by the Borrower, in consultation with (but without the consent of) the Administrative Agent, (iii) any Equity Interests of any Unrestricted Subsidiary or any Immaterial Subsidiary, (iv) Equity Interests of any CFC or any Domestic Foreign Holding Company, and any direct or indirect subsidiary of any CFC or Domestic Foreign Holding Company, other than to the extent such Equity Interests are owned directly by a Credit Party, (v) to the extent and for so long as a pledge of its Equity Interests is prohibited by the relevant securitization or other similar documents, the Equity Interests of special purpose entities used for securitization facilities permitted under this Credit Agreement (including any Special Purpose Receivables Subsidiary) and (vi) Margin Stock.

“Excluded Subsidiary” means (a) (i) any CFC and any direct or indirect subsidiary of a CFC and (ii) any Domestic Foreign Holding Company, (b) Unrestricted Subsidiaries, (c) special purpose entities used for securitization facilities permitted under this Credit Agreement (including any Special Purpose Receivables Subsidiary), (d) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation with an unaffiliated third party binding on such subsidiary at the time such restricted subsidiary is acquired (and not entered into in contemplation thereof), from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee unless such consent, approval, license or authorization has been received and (e) any Immaterial Subsidiary.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the Subsidiary Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 5.12(b)) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 5.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Extended Revolving Credit Commitment” means any Class of Revolving Credit Commitments the maturity of which shall have been extended pursuant to Section 5.16.

“Extended Revolving Credit Loans” means any Revolving Credit Loans made pursuant to the Extended Revolving Credit Commitments.

“Extended Term Loans” means any Class of Term Loans the maturity of which shall have been extended pursuant to Section 5.16.

“Extension” has the meaning assigned thereto in Section 5.16(a).

“Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) among the Credit Parties, the applicable extending Lenders, the Administrative Agent and, to the extent required by Section 5.16, the Issuing Lender and/or the Swingline Lender implementing an Extension in accordance with Section 5.16.

“Extension Offer” has the meaning assigned thereto in Section 5.16(a).

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding and (iv) the aggregate principal amount of the Term Loans made by such Lender then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters” means (a) the separate fee letter agreement dated April 3, 2016 among the Borrower, Wells Fargo, Deutsche Bank AG New York Branch, SunTrust Bank and the Arrangers and (b) any letter between the Borrower and any Issuing Lender (other than Wells Fargo) relating to certain fees payable to such Issuing Lender in its capacity as such.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a CFC and the Equity Interests of which are owned directly by any Credit Party.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on October 31 of each year.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funded Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following: (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP), (c) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables and accrued expenses arising in the ordinary course of business and licenses in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, (d) all obligations of any such Person under drawn letters of credit, including, without limitation, any Reimbursement Obligation, and all obligations under drawn banker’s acceptances issued for the account of any such Person, and (e) all Guarantees of any such Person with respect to any of the foregoing; provided that Consolidated Funded Indebtedness shall exclude (i) any intercompany loans of such Person and its consolidated Subsidiaries, (ii) earn-out obligations to the extent not then payable and if not recognized as debt on balance sheet in accordance with GAAP or (iii) hedging obligations. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date and (y) the amount of such Indebtedness as of such date.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case, in the ordinary course of business, or customary and reasonable indemnity obligations in connection with any disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).

“Hazardous Materials” means any substances, materials or wastes regulated or which can give rise to liability under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, electromagnetic frequency, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement; provided that Hedge Agreement shall not include any Permitted Equity Derivatives.

“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement with a Credit Party permitted under Article IX, is a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent or (b) at the time it (or its Affiliate) becomes a Lender or the Administrative Agent (including on the Closing Date), is a party to a Hedge Agreement with a Credit Party or any of its Subsidiaries, in each case in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any netting agreement relating to and any permitted set-offs under such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Immaterial Subsidiary” means any Subsidiary of the Borrower (a) the assets of which constitute less than 5.0% of the Consolidated Total Assets of the Borrower or (b) the gross revenues of which constitute less than 5.0% of the consolidated gross revenues of the Borrower, in each case as of the end of the period of four consecutive fiscal quarters of the Borrower then most recently ended and for which financial statements are available; provided that if at the end of or for such period of four consecutive fiscal quarters of the Borrower, the aggregate assets or aggregate gross revenues of all Restricted Subsidiaries that under clauses (a) and (b) above would constitute Excluded Subsidiaries shall exceed 10.0% of the Consolidated Total Assets of the Borrower or 10.0% of the consolidated gross revenues of the Borrower, then one or more of such Excluded Subsidiaries designated by the Borrower shall for all purposes of this Agreement cease to be Excluded Subsidiaries to the extent required to eliminate such excess; provided, further, that, for purposes of this definition, the Consolidated Total Assets and consolidated gross revenues of the Borrower as of any date prior to, or for any period that commenced prior to, the Closing Date shall be determined on a Pro Forma Basis to give effect to the Transactions.

“Increased Amount Date” has the meaning assigned thereto in Section 5.13(a).

“Incremental Facilities Limit” means $250,000,000 less the total aggregate initial principal amount (as of the date of incurrence thereof) of all previously incurred Incremental Loan Commitments and Incremental Loans.

“Incremental Lender” has the meaning assigned thereto in Section 5.13(a).

“Incremental Loan Commitments” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Loans” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Revolving Credit Commitment” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Revolving Credit Increase” has the meaning assigned thereto in Section 5.13(a)(ii).

“Incremental Term Loan” has the meaning assigned thereto in Section 5.13(a)(i).

“Incremental Term Loan Commitment” has the meaning assigned thereto in Section 5.13(a)(i).

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all payment obligations under any purchase price adjustment, earn-out, holdback or deferred payment of a similar nature) except (i) operating leases, licenses, accounts payable and accrued liabilities arising in the ordinary course of business (except to the extent more than 5.0% of the aggregate amount of accounts payable and accrued liabilities at such time are more than ninety (90) days past due, unless such accounts payable and accrued liabilities are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person), (ii) deferred compensation payable to directors, officers and employees of the Borrower or any Subsidiary, (iii) obligations in respect of non-competition agreements or similar arrangements and (iv) any purchase price adjustment, earn-out, holdback or deferred payment of a similar nature incurred in connection with any Acquisition, Investment Asset Disposition or other disposition permitted under this Agreement so long as not evidenced by a note or similar written instrument and so long as in amount less than $10,000,000;

(c) the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business and trade accounts payable and accrued expenses arising in the ordinary course of business and licenses in the ordinary course of business);

(e) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables and accrued expenses arising in the ordinary course of business and licenses in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person (excluding letters of credit or bankers’ acceptances issued in respect of trade payables);

(g) all obligations of any such Person in respect of Disqualified Equity Interests;

(h) all net obligations of such Person under any Hedge Agreements; and

(i) all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date and (y) the amount of such Indebtedness as of such date.

The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 12.3(b).

“Information” has the meaning assigned thereto in Section 12.10.

“Initial Issuing Lender” means Wells Fargo Bank, National Association.

“Initial Term Loan” means the term loan made, or to be made, to the Borrower by the Term Loan Lenders pursuant to Section 4.1.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months or, if agreed by all of the relevant Lenders twelve (12) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable, and Interest Periods shall be selected by the Borrower so as to permit the Borrower to make the quarterly principal installment payments pursuant to Section 4.3 without payment of any amounts pursuant to Section 5.9; and

(e) there shall be no more than ten (10) Interest Periods in effect at any time.

“Investment” means, with respect to any Person, that such Person (a) purchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, (b) makes any Acquisition or (c) makes or permits to exist, directly or indirectly, any loans, advances, capital contribution or extensions of credit to, or any Guarantee of any obligation, of any Person.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender” means (a) with respect to Letters of Credit issued hereunder on or after the Closing Date, (i) the Initial Issuing Lender and (ii) any other Revolving Credit Lender to the extent it has agreed in its sole discretion to act as an “Issuing Lender” hereunder and that has been approved in writing by the Borrower and the Administrative Agent (such approval by the Administrative Agent not unreasonably be delayed or withheld) as an “Issuing Lender” hereunder, in each case in its capacity as issuer of any Letter of Credit; provided that the total number of Issuing Lenders under this clause (a) shall not exceed three (3).

“Junior Indebtedness” means any (a) Subordinated Indebtedness, (b) Indebtedness secured by Liens on all or a portion of the Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations or (c) after a Collateral Trigger Event, unsecured Indebtedness for borrowed money; provided that Junior Indebtedness shall not include any intercompany Indebtedness among the Borrower and its Subsidiaries.

“L/C Commitment” means, as to any Issuing Lender, the obligation of such Issuing Lender to issue Letters of Credit for the account of the Borrower from time to time in an aggregate amount equal to (a) for the Initial Issuing Lender, the amount set forth opposite the Initial Issuing Lender on Schedule 1.1 and (b) for any other Issuing Lender becoming an Issuing Lender after the Closing Date, such amount as separately agreed to in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution), in each case of clauses (a) and (b) above, any such amount may be changed after the Closing Date in a written agreement between the Borrower and such Issuing Lender (which such agreement shall be promptly delivered to the Administrative Agent upon execution); provided that the L/C Commitment with respect to any Person that ceases to be an Issuing Lender for any reason pursuant to the terms hereof shall be $0 (subject to the Letters of Credit of such Person remaining outstanding in accordance with the provisions hereof).

“L/C Facility” means the letter of credit facility established pursuant to Article III.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” means, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.

“L/C Sublimit” means the lesser of (a) $25,000,000 and (b) the Revolving Credit Commitment.

“Lender” means the Persons listed on Schedule 1.1 and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption or pursuant to Section 5.13, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lender Joinder Agreement” means a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent delivered in connection with Section 5.13.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” means an application, in the form specified by the applicable Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 3.1.

“LIBOR” means,

(a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate as set by the ICE Benchmark Administration (“ICE”) (or the successor thereto if ICE is no longer making such rate available) for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and.

(b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate as set by the ICE (or the successor thereto if ICE is no longer making such rate available) for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any applicable successor page) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day. If, for any reason, such rate does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page) then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. To the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice as reasonably determined by the Administrative Agent; provided that if such market practice is reasonably determined by the Administrative Agent to not be administratively feasible, such approved rate shall be applied in a manner reasonably determined by the Administrative Agent.

Notwithstanding the foregoing, in no event shall LIBOR be less than 0%.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 5.1(a).

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset; provided, however, that in no event shall an operating lease or a nonexclusive license be deemed to constitute a Lien. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Limited Conditionality Acquisition” means any Acquisition that (a) is not prohibited hereunder, and (b) is not conditioned on: (i) the availability of, or on obtaining, third-party financing; (ii) the receipt of proceeds of any Investment; or (iii) the redemption or repayment of Indebtedness requiring irrevocable notice in advance of such redemption or repayment.

“Loan Documents” means, collectively, this Agreement, each Note, the Disclosure Letter, the Letter of Credit Applications, the Security Documents, the Subsidiary Guaranty Agreements, the Fee Letters and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).

“Loans” means the collective reference to the Revolving Credit Loans, the Term Loan and the Swingline Loans, and “Loan” means any of such Loans.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the results of operations, business, assets, properties, liabilities or financial condition of such Persons, taken as a whole, (b) a material impairment of the ability of any Credit Party to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document or (d) a material impairment on the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

“Material Subsidiary” means any Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Merger” has the meaning specified in the Preliminary Statements hereto.

“Merger Agreement” has the meaning specified in the Preliminary Statements hereto.

“Merger Sub” has the meaning specified in the Preliminary Statements hereto.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the sum of (i) the Fronting Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) the Fronting Exposure of the Swingline Lender with respect to all Swingline Loans outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross proceeds received by any Credit Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received, but excluding any interest and royalty payments) less the sum of (i) in the case of an Asset Disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket fees and expenses incurred in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of that is pari passu to or senior in ranking to the Liens on such asset created by the Loan Documents, which Indebtedness is required to be repaid in connection with such transaction or event, (iv) reasonable reserves retained in accordance with GAAP from such gross proceeds to fund contingent liabilities directly attributable to such Asset Disposition or Insurance and Condemnation Event and reasonably estimated to be payable (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), and (v) other costs, expenses and taxes incurred by the Borrower and its Subsidiaries (or any of their respective affiliates or equity partners) as a result of actions taken by the Borrower and its Subsidiaries to dividend, distribute or otherwise transfer any Net Cash Proceeds received by a Foreign Subsidiary into the United States and (b) with respect to any Equity Issuance or Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.2 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Subsidiary Guarantor.

“Non-U.S. Pledge Agreement” means any pledge agreement governed by the laws of a jurisdiction other than the United States in favor of the Administrative Agent, for the benefit of the Secured Parties, which shall provide for the grant of a first-priority security interest in the Collateral to the Administrative Agent for the benefit of the Secured Parties which shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Notes” means the collective reference to the Revolving Credit Notes, the Swingline Note and the Term Loan Notes.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 5.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the commencement of any proceeding under any Debtor Relief Laws regardless of whether allowed or allowable in such proceeding) the Loans, (b) the L/C Obligations and (c) all other fees and commissions (including reasonable and documented attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lenders, the Issuing Lender or the Administrative Agent, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest, fees and other amounts that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief executive officer, chief financial officer, or the treasurer or controller of the Borrower substantially in the form attached as Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a capital lease.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.12).

“Participant” has the meaning assigned thereto in Section 12.9(d).

“Participant Register” has the meaning assigned thereto in Section 12.9(d).

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained or funded, or administered for the employees of, any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained or funded, or administered for the employees of, any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any Acquisition that meets all of the following requirements:

(a) the board of directors or other similar governing body of the Person to be acquired shall have approved such Acquisition;

(b) the Person or business to be acquired shall be in a line of business permitted pursuant to Section 9.11 or, in the case of an Acquisition of assets, the assets acquired are useful in a line of business permitted pursuant to Section 9.11;

(c) (i) if such Acquisition is a merger or consolidation involving a Credit Party, the Borrower or a Subsidiary Guarantor shall be the surviving Person and (ii) no Change in Control shall have been effected thereby;

(d) if the Permitted Acquisition Consideration for any such Acquisition (or series of related Acquisitions) exceeds $100,000,000 in the aggregate, no later than five (5) Business Days prior to the proposed closing date of such Acquisition (or such later date as may be agreed to by the Administrative Agent), the Borrower shall have delivered to the Administrative Agent an Officer’s Compliance Certificate for the most recent fiscal quarter end preceding such Acquisition for which financial statements are available demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that except as otherwise permitted pursuant to Section 1.11, the Borrower is in compliance on a Pro Forma Basis (as of the closing date of the Acquisition) with each covenant contained in Section 9.13;

(e) if the Permitted Acquisition Consideration for any such Acquisition (or series of related Acquisitions) exceeds $100,000,000 in the aggregate, no later than five (5) Business Days prior to the proposed closing date of such Acquisition (or such later date as may be agreed to by the Administrative Agent) the Borrower, to the extent requested by the Administrative Agent, (i) shall have delivered to the Administrative Agent copies of substantially final Permitted Acquisition Documents, and (ii) shall have delivered to, or made available for inspection by, the Administrative Agent substantially complete Permitted Acquisition Diligence Information;

(f) no Event of Default shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith; and

(g) if the Permitted Acquisition Consideration for any such Acquisition (or series of related Acquisitions) exceeds $100,000,000 in the aggregate, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other Acquisition.

“Permitted Acquisition Consideration” means the aggregate amount of the purchase price, including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Equity Interests of the Borrower, to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable agreements governing such Permitted Acquisition Documents executed by the Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

“Permitted Acquisition Diligence Information” means with respect to any applicable Acquisition, to the extent applicable and reasonably available, all material financial information, all material contracts, all material customer lists, all material supply agreements, and all other material information, in each case, reasonably requested to be delivered to the Administrative Agent in connection with such Acquisition (except to the extent that any such information is (a) subject to any confidentiality agreement, unless mutually agreeable arrangements can be made to preserve such information as confidential, (b) classified or (c) subject to any attorney-client privilege).

“Permitted Acquisition Documents” means with respect to any Acquisition proposed by the Borrower or any Subsidiary Guarantor, final copies or substantially final drafts if not executed at the required time of delivery of the purchase agreement, sale agreement, merger agreement or other agreement evidencing such Acquisition, including, without limitation, all legal opinions and each other document executed, delivered, contemplated by or prepared in connection therewith and any amendment, modification or supplement to any of the foregoing.

“Permitted Equity Derivatives” means (i) those certain call option transaction confirmations and warrant transaction confirmations dated as of January 8 and January 9, 2015 entered into by the Borrower in connection with the issuance of the Convertible Notes, and (ii) any forward purchase, accelerated share repurchase, call option, warrant or other derivative transactions in respect of the Borrower’s Equity Interests; provided, that such transaction shall be classified in the Borrower’s stockholders’ equity under ASC 815-40 or any successor provision.

“Permitted Liens” means the Liens permitted pursuant to Section 9.2.

“Permitted Receivables Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.

“Permitted Receivables Financing” means one or more transactions pursuant to which (1) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against such Receivables Assets or (2) Receivable Assets or interests therein are sold directly to one or more investors or other purchasers (other than the Borrower or any Subsidiary); provided that in each case (a) recourse to the Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) and any obligations or agreements of the Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions as reasonably determined by the Borrower, and (b) the aggregate Receivables Net Investment since the Closing Date shall not exceed $150,000,000 at any time.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), other Indebtedness; provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced (plus unpaid accrued interest and premium (including tender premium) thereon, any original issue discount on, and underwriting discounts, fees, commissions and expenses incurred in connection with, such Permitted Refinancing Indebtedness), (b) no Permitted Refinancing Indebtedness shall have direct obligors or contingent obligors that were not the direct obligors or contingent obligors (or that would not have been required to become direct obligors or contingent obligors) in respect of the Indebtedness being Refinanced, (c) the final maturity date of such Permitted Refinancing Indebtedness is no earlier than the earlier of (i) the final maturity date of the Indebtedness being Refinanced and (ii) the date that is 91 days after the latest final maturity date of the Term Loans outstanding at the time of such incurrence (it being understood that, in each case, any provision requiring an offer to purchase such Indebtedness as a result of a change of control, fundamental change, delisting, asset sale or similar provision or any exercise or conversion of Equity Interests shall not violate the foregoing restriction), (d) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness shall not be prior to or shorter than that applicable to the Indebtedness being Refinanced, and (e) if the Indebtedness (including any Guarantee thereof) being Refinanced is by its terms subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness (including any Guarantee thereof) shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, taken as a whole (as determined in good faith by the Borrower in consultation with the Administrative Agent). In the case of any Indebtedness that otherwise satisfies the requirements of “Permitted Refinancing Indebtedness” with respect to any Indebtedness to be Refinanced, such Indebtedness may be deemed by the Borrower to be Permitted Refinancing Indebtedness even if not incurred contemporaneously with the repayment or repurchase of such Indebtedness to be Refinanced, but, if incurred prior to the Refinancing of the applicable Indebtedness to be Refinanced, such Indebtedness shall qualify as Permitted Refinancing Indebtedness (i) in the case of the Convertible Notes, to the extent the net proceeds thereof have been deposited in the Convertible Notes Repayment Account, and (ii) in the case of any other Indebtedness to be Refinanced, to the extent the net proceeds thereof are used to promptly effect a repurchase of such Indebtedness or deposited to defease or discharge such Indebtedness. Permitted Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange for the Indebtedness being Refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” has the meaning assigned thereto in Section 12.9(i)(iii).

“Platform” means Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Pledge Agreements” means the U.S. Pledge Agreement and the Non-U.S. Pledge Agreement(s).

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs or, in the case of any pro forma computation made hereunder to determine whether a Specified Transaction or other transaction is permitted to be consummated hereunder, during or after which such Specified Transaction is expected to occur, that such Specified Transaction or such other transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a) all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in an Acquisition constituting a Specified Transaction shall be included (provided that such income statement items to be included are based upon reasonable assumptions and calculations which are expected to have a continuous impact);

(b) in the event that any Credit Party or any Subsidiary thereof incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement, discharge, defeasance or extinguishment) any Indebtedness included in the calculations of any financial ratio or test (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable measurement period or (ii) subsequent to the end of the applicable measurement period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the first day of the applicable measurement period and any such Indebtedness that is incurred (including by assumption or guarantee) that has a floating or formula rate of interest shall have an implied rate of interest for the applicable period determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as of the relevant date of determination; and

(c) the above pro forma calculations shall be made in good faith by a financial or accounting officer of the Borrower who is a Responsible Officer and may include, for the avoidance of doubt, “run rate” synergies, operating expense reductions and other operating improvements and cost savings to the extent permitted by the definition of “Consolidated EBITDA.”

“Pro Forma Financial Statements” has the meaning specified in Section 6.1(d)(ii).

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Public Lenders” has the meaning assigned thereto in Section 8.2.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Ratings Downgrade” means any time the Debt Rating from Moody’s is below Ba1 and from S&P is below BB+.

“Receivables Assets” means accounts receivable (including any bills of exchange), lease receivables and any related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.

“Receivables Net Investment” means the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Refinance” has the meaning specified in the definition of “Permitted Refinancing Indebtedness.”

“Refused Proceeds” has the meaning specified in Section 4.4(b)(v).

“Register” has the meaning assigned thereto in Section 12.9(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Removal Effective Date” has the meaning assigned thereto in Section 11.6(b).

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Revolving Credit Lenders” means, at any date, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the sum of the aggregate amount of the Revolving Credit Commitment or, if the Revolving Credit Commitment has been terminated, any combination of Revolving Credit Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit under the Revolving Credit Facility; provided that the Revolving Credit Commitment of, and the portion of the Extensions of Credit under the Revolving Credit Facility, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Resignation Effective Date” has the meaning assigned thereto in Section 11.6(a).

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Administrative Agent; provided that, to the extent requested thereby, the Administrative Agent shall have received a certificate of such Person certifying as to the incumbency and genuineness of the signature of each such officer. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Restricted Payment” means any dividend on, or the making of any payment or other distribution on account of, or the purchase, redemption, retirement or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of any Credit Party or any Subsidiary thereof, or the making of any distribution of cash, property or assets to the holders of any Equity Interests of any Credit Party or any Subsidiary thereof on account of such Equity Interests.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Revolving Credit Commitment” means (a) as to any Revolving Credit Lender, the obligation of such Revolving Credit Lender to make Revolving Credit Loans to, and to purchase participations in L/C Obligations and Swingline Loans for the account of, the Borrower hereunder in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on the Register, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13) and (b) as to all Revolving Credit Lenders, the aggregate commitment of all Revolving Credit Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 5.13). The aggregate Revolving Credit Commitment of all the Revolving Credit Lenders on the Closing Date shall be $100,000,000. The initial Revolving Credit Commitment of each Revolving Credit Lender is set forth opposite the name of such Lender on Schedule 1.1.

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the percentage of the total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments. The Revolving Credit Commitment Percentage of each Revolving Credit Lender on the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Credit Loans and such Revolving Credit Lender’s participation in L/C Obligations and Swingline Loans at such time.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 5.13).

“Revolving Credit Lenders” means, collectively, all of the Lenders with a Revolving Credit Commitment.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) May 27, 2021, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 10.2(a); provided that, if (i) any of the Convertible Notes remain outstanding on the Springing Maturity Date and (ii) on the Springing Maturity Date, (A) the Borrower and its Subsidiaries (on a Consolidated basis) have unrestricted cash and Cash Equivalents (when taken together with any cash or Cash Equivalents held in a Convertible Note Repayment Account) of less than an amount equal to 175% of the then outstanding principal amount of the Convertible Notes or (B) the Borrower has not deposited cash and Cash Equivalents received as the result of the incurrence of other Indebtedness or an Equity Issuance of the Borrower in an amount sufficient to satisfy the cash repayment obligation under the Convertible Notes (assuming, in the case of conversion, that such Convertible Notes are net share settled) in an Convertible Notes Repayment Account, then the Revolving Credit Maturity Date shall occur on the Springing Maturity Date.

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing the Revolving Credit Loans made by such Revolving Credit Lender, substantially in the form attached as Exhibit A-1, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” means the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Ruckus Acquisition” has the meaning specified in the Preliminary Statements hereto.

“Ruckus Equity Issuance” has the meaning specified in the definition of “Transactions.”

“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial and any successor thereto.

“Sale Leaseback” has the meaning assigned thereto in Section 9.12.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between or among any Credit Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Hedge Agreement between or among any Credit Party and any Hedge Bank.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing by any Credit Party under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement; provided that the “Secured Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.5, any other holder from time to time of any of any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“Security Documents” means the collective reference to any Pledge Agreements and each other agreement or writing pursuant to which any Credit Party pledges or grants or purports to pledge or grant a security interest in any Property or assets securing the Secured Obligations.

“Senior Notes” means the Borrower’s 4.625% Senior Notes due 2023.

“Senior Notes Indenture” means the Indenture governing the Senior Notes, dated January 22, 2013, by and among the Borrower, the guarantors named therein and Wells Fargo Bank, National Association, as trustee.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date such Person (a) has assets with fair value greater than the total amount of their debts and liabilities, contingent, subordinated or otherwise, (b) has assets with present fair salable value greater than the amount that will be required to pay their liability on their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) is not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Receivables Subsidiary” means a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with the Borrower or any of its Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event the Borrower or any such Subsidiary becomes subject to a proceeding under any Debtor Relief Laws.

“Specified Disposition” means any Asset Disposition of business entities or properties or assets, constituting a division or line of business of any business entity, division or line of business that is the subject of any such disposition having gross sales proceeds in excess of $75,000,000.

“Specified Merger Agreement Representations” means such of the representations made by the Acquired Business or its Subsidiaries or Affiliates or with respect to the Acquired Business, its Subsidiaries or its business in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or Merger Sub has the right to terminate their obligations under the Merger Agreement or otherwise decline to close the Ruckus Acquisition as a result of a breach of any such Specified Merger Agreement Representations or any such Specified Merger Agreement Representations not being accurate.

“Specified Representations” means the representations and warranties with respect to the Borrower and each Subsidiary Guarantor set forth in Sections 7.1(a), 7.3, 7.4(a), 7.4(b), 7.10, 7.11, 7.17 and 7.20.

“Specified Transactions” means (a) any Specified Disposition, (b) any Acquisition and (c) the Transactions; provided that the definition of “Specified Transactions” shall exclude any Acquisition to the extent the Permitted Acquisition Consideration for such Acquisition is less than $100,000,000.

“Springing Maturity Date” means October 2, 2019.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is contractually subordinated in right and time of payment to the Obligations.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly). Unless the context specifically requires otherwise, references to “Subsidiary” or “Subsidiaries” herein shall refer to Restricted Subsidiaries of the Borrower or any other applicable Credit Party.

“Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of the Borrower in existence on the Closing Date (other than Excluded Subsidiaries) or that become a party to the Subsidiary Guaranty Agreement pursuant to Section 8.14. For the avoidance of doubt, no Excluded Subsidiary shall be required to become a Subsidiary Guarantor.

“Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Subsidiary Guarantors in favor of the Administrative Agent, for the ratable benefit and the Secured Parties, which shall be in form and substance acceptable to the Administrative Agent.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” means the lesser of (a) $10,000,000 and (b) the Revolving Credit Commitment.

“Swingline Facility” means the swingline facility established pursuant to Section 2.2.

“Swingline Lender” means Wells Fargo in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” means any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” means a promissory note made by the Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form attached as Exhibit A-2, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Swingline Participation Amount” has the meaning assigned thereto in Section 2.2(b)(iii).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Tender Offer” has the meaning specified in the Preliminary Statements hereto.

“Term Loan Commitment” means (a) as to any Term Loan Lender, the obligation of such Term Loan Lender to make a portion of the Initial Term Loan and/or Incremental Term Loans, as applicable, to the account of the Borrower hereunder on the Closing Date (in the case of the Initial Term Loan) or the applicable borrowing date (in the case of any Incremental Term Loan) in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Register, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof and (b) as to all Term Loan Lenders, the aggregate commitment of all Term Loan Lenders to make such Term Loans. The aggregate Term Loan Commitment with respect to the Initial Term Loan of all Term Loan Lenders on the Closing Date shall be $800,000,000. The Term Loan Commitment of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Term Loan Lender on Schedule 1.1.

“Term Loan Facility” means the term loan facility established pursuant to Article IV (including any new term loan facility established pursuant to Section 5.13).

“Term Loan Lender” means any Lender with a Term Loan Commitment and/or outstanding Term Loans.

“Term Loan Maturity Date” means the first to occur of (a) May 27, 2021, and (b) the date of acceleration of the Term Loans pursuant to Section 10.2(a); provided that, if (i) any of the Convertible Notes remain outstanding on the Springing Maturity Date and (ii) on the Springing Maturity Date, (A) the Borrower and its Subsidiaries (on a Consolidated basis) have unrestricted cash and Cash Equivalents (when taken together with any cash or Cash Equivalents held in a Convertible Note Repayment Account) of less than an amount equal to 175% of the then outstanding principal amount of the Convertible Notes or (B) the Borrower has not deposited cash and Cash Equivalents received as the result of the incurrence of other Indebtedness or an Equity Issuance of the Borrower in an amount sufficient to satisfy the cash repayment obligation under the Convertible Notes (assuming, in the case of conversion, that such Convertible Notes are net share settled) in an Convertible Notes Repayment Account, then the Term Loan Maturity Date shall occur on the Springing Maturity Date.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Loan Lender evidencing the portion of the Term Loans made by such Term Loan Lender, substantially in the form attached as Exhibit A-3, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Term Loan Percentage” means, with respect to any Term Loan Lender at any time, the percentage of the total outstanding principal balance of the Term Loans represented by the outstanding principal balance of such Term Loan Lender’s Term Loans. The Term Loan Percentage of each Term Loan Lender as of the Closing Date is set forth opposite the name of such Lender on Schedule 1.1.

“Term Loans” means the Initial Term Loans and, if applicable, the Incremental Term Loans and “Term Loan” means any of such Term Loans.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan, or (i) any event or condition which results in the insolvency of a Multiemployer Plan under Section 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“Threshold Amount” means $75,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments, Revolving Credit Exposure and outstanding Term Loans of such Lender at such time.

“Trade Date” has the meaning assigned thereto in Section 12.9(i)(i).

“Transactions” means, collectively, (a) the Tender Offer and the Ruckus Acquisition, (b) the initial Extensions of Credit, (c) the issuance of common stock of the Borrower to holders of common stock of the Acquired Business as a portion of the purchase price for the Ruckus Acquisition (the “Ruckus Equity Issuance”) and (d) the payment of fees, commissions and expenses in connection with each of the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” means any pledge agreement governed by United States law executed by the Credit Parties party thereto in favor of the Administrative Agent, for the benefit of the Secured Parties, which shall provide for the grant of a first-priority security interest in the Collateral to the Administrative Agent for the benefit of the Secured Parties which shall be substantially in the form attached as Exhibit J.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 5.11(g).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 8.12 subsequent to the Closing Date and (b) any Subsidiary of an Unrestricted Subsidiary.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness, in each case of clauses (a) and (b), without giving effect to the application of any prior prepayment to such installment, sinking fund, serial maturity or other required payment of principal.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means the Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (d) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including” and (k) the word “or” shall not be exclusive.

SECTION 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 8.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (ii) operating and capital leases will be treated in a manner consistent with their treatment under GAAP as in effect on the Closing Date, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(b) If at any time any change in GAAP would affect the computation of any financial ratio, covenants or requirement or interpretation of a covenant set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio, requirement or covenant shall continue to be computed or interpreted, as applicable, in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including, without limitation, Anti-Corruption Laws, Anti-Money Laundering Laws, the Bankruptcy Code, the Code, the Commodity Exchange Act, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act, the UCC, the Investment Company Act, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.9 Guarantees/Earn-Outs. Unless otherwise specified, (a) the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee and (b) the amount of any earn-out or similar obligation shall be the amount of such obligation as reflected on the balance sheet of such Person in accordance with GAAP.

SECTION 1.10 Covenant Compliance Generally. For purposes of determining compliance under Sections 9.1, 9.2, 9.3, 9.5 and 9.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 8.1(a). Notwithstanding the foregoing, for purposes of determining compliance with Sections 9.1, 9.2 and 9.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.10 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

SECTION 1.11 Limited Conditionality Acquisitions. In the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition is a Limited Conditionality Acquisition and that the Borrower wishes to test the conditions to such Acquisition and the availability of Indebtedness that is to be used to finance such Acquisition in accordance with this Section, then the following provisions shall apply:

(a) any condition to such Acquisition or such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of such Acquisition or the incurrence of such Indebtedness, shall be satisfied if no Event of Default under any of Sections 10.1(a), 10.1(b), 10.1(i) or 10.1(j) shall have occurred and be continuing both before and after giving effect to such Acquisition and any Indebtedness incurred in connection therewith (including such additional Indebtedness);

(b) any condition to such Acquisition or such Indebtedness that the representations and warranties in this Agreement and the other Loan Documents shall be true and correct at the time of such Acquisition or the incurrence of such Indebtedness shall, if agreed to by the lenders providing such Indebtedness, be subject to customary “SunGard” or other customary applicable “certain funds” conditionality provisions (including, without limitation, a condition that the representations and warranties under the relevant agreements relating to such Limited Conditionality Acquisition as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct); and

(c) any condition to such Acquisition or such Indebtedness relating to Pro Forma compliance with any financial covenants shall be determined solely as of the date that the definitive documentation relating to such Acquisition is entered into by the Borrower or any Subsidiary.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Conditionality Acquisitions such that each of the possible scenarios is separately tested.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Credit Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date.

SECTION 2.2 Swingline Loans

(a) Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, including, without limitation, Section 6.2(e) of this Agreement, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender may, in its sole discretion, make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment and (ii) the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested) shall not exceed the Swingline Commitment.

(b) Refunding.

(i) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Credit Loan as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Credit Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such notice. The proceeds of such Revolving Credit Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Credit Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand, and in any event on the Revolving Credit Maturity Date, in immediately available funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.

(iii) If for any reason any Swingline Loan cannot be refinanced with a Revolving Credit Loan pursuant to Section 2.2(b)(i), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.2(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(iv) Each Revolving Credit Lender’s obligation to make the Revolving Credit Loans referred to in Section 2.2(b)(i) and to purchase participating interests pursuant to Section 2.2(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(v) If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.2(b) by the time specified in Section 2.2(b)(i) or 2.2(b)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Federal Funds Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Credit Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.2 shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) (i) not later than 2:00 p.m. on the same Business Day as each Swingline Loan, (ii) not later than 1:00 p.m. on the same Business Day as each Base Rate Loan and (iii) not later than 11 a.m. at least three (3) Business Days before each LIBOR Rate Loan (except that the Notice of Borrowing with respect to Loans to be borrowed on the Closing Date may be provided on such shorter notice as may be agreed by the Administrative Agent), of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (y) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (C) whether such Loan is to be a Revolving Credit Loan or Swingline Loan, (D) in the case of a Revolving Credit Loan whether the Loans are to be LIBOR Rate Loans or Base Rate Loans, and (E) in the case of a LIBOR Rate Loan, the duration of the Interest Period applicable thereto; provided that if the Borrower wishes to request LIBOR Rate Loans having an Interest Period of twelve months in duration, such notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such borrowing, whereupon the Administrative Agent shall give prompt notice to the Revolving Credit Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. If the Borrower fails to specify a type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of LIBOR Rate Loans in any such Notice of Borrowing, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A Notice of Borrowing received after 11:00 a.m., 1:00 p.m. or 2:00 p.m., as applicable, shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 1:00 p.m. on the proposed borrowing date or in the case of Swingline Loan or Base Rate Loan for which a Notice of Borrowing was submitted after 11:00 a.m. requesting funding on the same Business Day, not later than 3:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 5.7 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.2(b).

SECTION 2.4 Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans in full on the Revolving Credit Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Credit Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Administrative Agent, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, Extensions of Credit in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Credit Loans and third, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 10.2(b)).

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, without premium or penalty, with irrevocable prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than (i) 2:00 p.m. on the same Business Day as each Base Rate Loan and each Swingline Loan (or such later time as approved by the Administrative Agent) and (ii) 11 a.m. at least three (3) Business Days before each LIBOR Rate Loan (or such later time as approved by the Administrative Agent), specifying the date and amount of prepayment and whether the prepayment is of LIBOR Rate Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $5,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans and $500,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(d) Limitation on Prepayment of LIBOR Rate Loans. The Borrower may not prepay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such prepayment is accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

(e) Hedge Agreements. No repayment or prepayment of the Loans pursuant to this Section shall affect any of the Borrower’s obligations under any Hedge Agreement entered into with respect to the Loans.

SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior irrevocable written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Revolving Credit Commitment Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, any notice to reduce the Revolving Credit Commitment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9).

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 10.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof.

SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Credit Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Facility.

(a) Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue standby Letters of Credit in an aggregate amount not to exceed its L/C Commitment for the account of the Borrower or any Subsidiary thereof, Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the fifth (5th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Sublimit or (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $100,000 (or such lesser amount as agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Revolving Credit Maturity Date and (iii) be subject to the ISP98 as set forth in the Letter of Credit Application or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect as of the Closing Date and that such Issuing Lender in good faith deems material to it, or (B) the conditions set forth in Section 6.2 are not satisfied, or (C) the beneficiary of such Letter of Credit is a Sanctioned Person. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article III shall be subject to the terms and conditions of Section 5.14 and Section 5.15.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that any Issuing Lender issue, amend or extend a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s Office) a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender or the Administrative Agent may request. Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall, process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article VI, promptly issue the Letter of Credit or amendment or extension thereof requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit or the amendment or extension thereof to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit or amendment or extension thereof and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. Subject to Section 5.15(a)(iii)(B), the Borrower shall pay to the Administrative Agent, for the account of the applicable Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined, in each case, on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each January, April, July and October, on the Revolving Credit Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the applicable Issuing Lender and the L/C Participants all commissions received pursuant to this Section 3.3 in accordance with their respective Revolving Credit Commitment Percentages.

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender equal to 0.125% per annum. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each January, April, July and October commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Credit Maturity Date and thereafter on demand of the applicable Issuing Lender.

(c) Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.

SECTION 3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d) Each L/C Participant’s obligation to make the Revolving Credit Loans referred to in Section 3.4(b) and to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Credit Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

SECTION 3.5 Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and amount of a draft paid by it under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment. Unless the Borrower shall immediately notify such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Credit Loan as a Base Rate Loan on the applicable repayment date in the amount of (i) such draft so paid and (ii) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment, and the Revolving Credit Lenders shall make a Revolving Credit Loan as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Credit

Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article VI. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by it or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on the Borrower and shall not result in any liability of such Issuing Lender or any L/C Participant to the Borrower. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued to it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8 Resignation of Issuing Lenders.

(a) Any Lender may at any time resign from its role as an Issuing Lender hereunder upon not less than thirty (30) days prior notice to the Borrower and the Administrative Agent (or such shorter period of time as may be acceptable to the Borrower and the Administrative Agent).

(b) Any resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its resignation as an Issuing Lender and all L/C Obligations with respect thereto (including, without limitation, the right to require the Revolving Credit Lenders to take such actions as are required under Section 3.4). Without limiting the foregoing, upon the resignation of a Lender as an Issuing Lender hereunder, the Borrower may, or at the request of such resigned Issuing Lender the Borrower shall, use commercially reasonable efforts to, arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such resigned Issuing Lender and outstanding at the time of such resignation, or make other arrangements satisfactory to the resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the resigned Issuing Lender with respect to any such Letters of Credit.

SECTION 3.9 Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) on the last Business Day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including, without limitation, any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 3.9 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.

SECTION 3.10 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

ARTICLE IV

TERM LOAN FACILITY

SECTION 4.1 Initial Term Loan. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Term Loan Lender severally agrees to make the Initial Term Loan to the Borrower on the Closing Date in a principal amount equal to such Lender’s Term Loan Commitment as of the Closing Date. Notwithstanding the foregoing, if the total Term Loan Commitment as of the Closing Date is not drawn on the Closing Date, the undrawn amount shall automatically be cancelled.

SECTION 4.2 Procedure for Advance of Term Loan.

(a) Initial Term Loan. The Borrower shall give the Administrative Agent an irrevocable Notice of Borrowing prior to 11:00 a.m. on the Closing Date (or such later time as approved by the Administrative Agent) requesting that the Term Loan Lenders make the Initial Term Loan as a Base Rate Loan on such date (provided that the Borrower may request, no later than three (3) Business Days prior to the Closing Date (or such later time as approved by the Administrative Agent), that the Lenders make the Initial Term Loan as a LIBOR Rate Loan if the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement). Upon receipt of such Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Term Loan Lender thereof. Not later than 1:00 p.m. on the Closing Date, each Term Loan Lender will make available to the Administrative Agent for the account of the Borrower, at the Administrative Agent’s Office in immediately available funds, the amount of such Initial Term Loan to be made by such Term Loan Lender on the Closing Date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of the Initial Term Loan in immediately available funds by wire transfer to such Person or Persons as may be designated by the Borrower in writing.

(b) Incremental Term Loans. Any Incremental Term Loans shall be borrowed pursuant to, and in accordance with Section 5.13.

SECTION 4.3 Repayment of Term Loans.

(a) Initial Term Loan. The Borrower shall repay the aggregate outstanding principal amount of the Initial Term Loan in consecutive quarterly installments on the last Business Day of each January, April, July and October commencing October 31, 2016 in the principal amount of Initial Term Loans equal to (i) the aggregate principal amount of Initial Term Loans funded on the Closing Date multiplied by (ii) 2.50%, except as the amounts of individual installments may be adjusted pursuant to Section 4.4 hereof. If not sooner paid, the Initial Term Loan shall be paid in full, together with accrued interest thereon, on the Term Loan Maturity Date.

(b) Incremental Term Loans. The Borrower shall repay the aggregate outstanding principal amount of each Incremental Term Loan (if any) as determined pursuant to, and in accordance with, Section 5.13.

SECTION 4.4 Prepayments of Term Loans.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay the Term Loans, in whole or in part, upon delivery to the Administrative Agent of a Notice of Prepayment not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan (or such later time as approved by the Administrative Agent) and (ii) at least three (3) Business Days before each LIBOR Rate Loan (or such later time as approved by the Administrative Agent), specifying the date and amount of repayment, whether the repayment is of LIBOR Rate Loans or Base Rate Loans or a combination thereof, and if a combination thereof, the amount allocable to each and whether the repayment is of the Initial Term Loan, an Incremental Term Loan or a combination thereof, and if a combination thereof, the amount allocable to each. Each optional prepayment of the Term Loans hereunder shall be in an aggregate principal amount of at least $5,000,000 or any whole multiple of $1,000,000 in excess thereof and shall be applied, as directed by the Borrower (and absent such direction, in direct order of maturity) to the outstanding principal installments of the Initial Term Loan and, if applicable, any Incremental Term Loans as directed by the Borrower. Each repayment shall be accompanied by any amount required to be paid pursuant to Section 5.9 hereof. A Notice of Prepayment received after 11:00 a.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the applicable Term Loan Lenders of each Notice of Prepayment. Notwithstanding the foregoing, any Notice of Prepayment delivered in connection with any refinancing of all of the Credit Facility with the proceeds of such refinancing or of any other incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met; provided that the delay or failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 5.9.

(b)	Mandatory Prepayments.

(i) Debt Issuances. The Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in clause (iv) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Debt Issuance not permitted pursuant to Section 9.1. Such prepayment shall be made within ten (10) Business Days after the date of receipt of the Net Cash Proceeds of any such Debt Issuance.

(ii) Asset Dispositions and Insurance and Condemnation Events. The Borrower shall make mandatory principal prepayments of the Term Loans in the manner set forth in clause (iv) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from (A) any Asset Disposition (other than any Asset Disposition permitted pursuant to, and in accordance with, clauses (a) through (k) and (m) of Section 9.5) or (B) any Insurance and Condemnation Event, to the extent that the aggregate amount of such Net Cash Proceeds, in the case of each of clauses (A) and (B), respectively, exceed $25,000,000 with respect to any single transaction or series of related transactions or $50,000,000 during any Fiscal Year. Notwithstanding the foregoing, no prepayment shall be required hereunder with respect to any such Net Cash Proceeds received by any Foreign Subsidiary to the extent such Foreign Subsidiary is not permitted under any Applicable Law to dividend, distribute or otherwise transfer such Net Cash Proceeds into the United States or the dividend, distribution or other transfer thereof would reasonably be expected to result in any material transfer or other Tax or trigger a material increase in Tax on the Borrower or any of its Subsidiaries, taking into account any foreign tax credit or benefit actually realized by the Borrower or any of its Subsidiaries, as reasonably determined by the Borrower; provided that, so long as no Default or Event of Default has occurred and is continuing, no prepayment shall be required under this Section 4.4(b)(ii) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date given written notice to the Administrative Agent of its intent to reinvest in accordance with Section 4.4(b)(iii).

(iii) Reinvestment Option. With respect to any Net Cash Proceeds realized or received with respect to any Asset Disposition or any Insurance and Condemnation Event by any Credit Party of any Subsidiary thereof (in each case, to the extent not excluded pursuant to Section 4.4(b)(ii)), at the option of the Borrower, the Credit Parties may reinvest all or any portion of such Net Cash Proceeds in assets used or useful for the business of the Credit Parties and their Subsidiaries within twelve (12) months following receipt of such Net Cash Proceeds; provided that if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be applied within ten (10) Business Days after the applicable Credit Party reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested to the prepayment of the Loans as set forth in this Section 4.4(b). Pending the final application of any such Net Cash Proceeds, the applicable Credit Party may invest an amount equal to such Net Cash Proceeds in any manner that is not prohibited by this Agreement.

(iv) Notice; Manner of Payment. Upon the occurrence of any event triggering the prepayment requirement under clauses (i) through and including (iii) above, the Borrower shall promptly deliver a Notice of Prepayment to the Administrative Agent and upon receipt of such notice, the Administrative Agent shall promptly so notify the Lenders. Each prepayment of the Term Loans under this Section shall be applied ratably between the Initial Term Loans and (unless otherwise agreed by the applicable Incremental Lenders) any Incremental Term Loans to reduce in direct order of maturity the remaining scheduled principal installments of the Initial Term Loans and as determined by the Borrower and the applicable Incremental Lenders to reduce the remaining scheduled principal installments of any Incremental Term Loans pursuant to Section 4.3.

(v) Prepayment of LIBOR Rate Loans. Each prepayment shall be accompanied by any amount required to be paid pursuant to Section 5.9; provided that, so long as no Default or Event of Default shall have occurred and be continuing, if any prepayment of LIBOR Rate Loans is required to be made under this Section 4.4(b) prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 4.4(b) in respect of any such LIBOR Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into an account held at, and subject to the sole control of, the Administrative Agent until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of such Term Loans in accordance with this Section 4.4(b). Upon the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Credit Party) to apply such amount to the prepayment of the outstanding Term Loans in accordance with the relevant provisions of this Section 4.4(b).

(vi) Notices; Declined Proceeds. With respect to each such prepayment required by Section 4.4(b)(ii), (x) no later than five (5) Business Days after receipt of the Net Cash Proceeds of such Asset Disposition or Insurance and Condemnation Event, the Borrower will give the Administrative Agent telephonic notice thereof (promptly confirmed in writing), and the Administrative Agent will promptly provide such notice to each Lender of Term Loans, (y) each such Lender will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent within three Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment (such refused amounts, the “Refused Proceeds”), and (z) the Borrower will make all such prepayments not so refused in accordance with this Section 4.4, and any Refused Proceeds may be retained by the Borrower.

(vii) No Reborrowings. Amounts prepaid under the Term Loan pursuant to this Section may not be reborrowed.

ARTICLE V

GENERAL LOAN PROVISIONS

SECTION 5.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, (i) Revolving Credit Loans and the Term Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days (or four (4) Business Days with respect to a LIBOR Rate based on a twelve month Interest Period) after the Closing Date unless the Borrower has delivered to the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 5.9 of this Agreement) and (ii) any Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 5.2.

(b) Default Rate. If any amount payable by the Borrower is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to: (A) in the case of LIBOR Rate Loans, at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans and (B) in the case of Base Rate Loans and other Obligations arising hereunder or under any other Loan Document, at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document. Such accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

(c) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each January, April, July and October commencing October 31, 2016 and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 5.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $5,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan; provided that if the Borrower wishes to request LIBOR Rate Loans having an Interest Period of twelve months in duration, such notice must be received by the Administrative Agent not later than 11:00 a.m. four (4) Business Days prior to the requested date of such conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be converted to a Base Rate Loan. Any such automatic conversion to a Base Rate Loan shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loan. If the Borrower requests a conversion to, or continuation of, LIBOR Rate Loans, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a LIBOR Rate Loan. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 5.3 Fees.

(a) Commitment Fee. Commencing on the Closing Date, subject to Section 5.15(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of January, April, July and October during the term of this Agreement commencing October 31, 2016 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Revolving Credit Commitment Percentages.

(b) Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in their Fee Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 5.4 Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Commitment Percentage in respect of the relevant Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline

Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 5.9, 5.10, 5.11 or 12.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definition of “Interest Period,” if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 5.15(a)(ii).

SECTION 5.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, Term Loan Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Term Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 5.6 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 5.9, 5.10, 5.11 or 12.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 5.14 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 5.7 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender (i) in the case of Base Rate Loans, not later than 12:00 noon (or, if the Notice of Borrowing was received after 11:00 a.m. on the date of the Borrowing, 2:00 p.m.) on the date of any proposed borrowing and (ii) otherwise, prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Sections 2.3(b) and 4.2 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the daily average Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lender or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lender or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section, Section 5.11(e), Section 12.3(c) or Section 12.7, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

SECTION 5.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 5.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan to a LIBOR Rate Loan or continue any Loan as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

SECTION 5.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow or continue a LIBOR Rate Loan or convert to a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 5.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any Lending Office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 5.11 Taxes.

(a) Defined Terms. For purposes of this Section 5.11, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e). The agreements in paragraph (e) shall survive the resignation and/or replacement of the Administrative Agent.

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Any Lender (or, if the Lender is a disregarded entity for U.S. federal income tax purposes, the Person treated as the owner of the assets of such Lender for U.S. federal income tax purposes) that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(5) for the avoidance of doubt, references in this paragraph (B) to IRS Form W-8BEN shall include IRS Form W-8BEN-E to the extent applicable;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.11 (including by the payment of additional amounts pursuant to this Section 5.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Survival. Each party’s obligations under this Section 5.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 5.12 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 5.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.10 or Section 5.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.11, and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 5.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 5.10 or Section 5.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.9;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 5.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) Selection of Lending Office. Subject to Section 5.12(a), each Lender may make any Loan to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

SECTION 5.13 Incremental Loans.

(a) At any time the Borrower may by written notice to the Administrative Agent elect to request the establishment of:

(i) one or more incremental term loan commitments (any such incremental term loan commitment, an “Incremental Term Loan Commitment”) to make one or more additional term loan, including a borrowing of an additional term loan the principal amount of which will be added to the outstanding principal amount of the existing tranche of Term Loans with the latest maturity date (any such additional term loan, an “Incremental Term Loan”); or

(ii) one or more increases in the Revolving Credit Commitments (any such increase, an “Incremental Revolving Credit Commitment” and, together with the Incremental Term Loan Commitments, the “Incremental Loan Commitments”) to make revolving credit loans under the Revolving Credit Facility (any such increase, an “Incremental Revolving Credit Increase” and, together with the Incremental Term Loans, the “Incremental Loans”);

provided that (1) the total aggregate initial principal amount (as of the date of incurrence thereof) of such Incremental Loan Commitments and Incremental Loans shall not exceed the Incremental Facilities Limit and (2) the total aggregate amount for each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall not be less than a minimum principal amount of $25,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (1). Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Borrower proposes that any Incremental Loan Commitment shall be effective, which shall be a date not less than fifteen (15) Business Days after the date on which such notice is delivered to Administrative Agent (or such later date as may be approved by the Administrative Agent). The Borrower may invite any Lender, any Affiliate of any Lender and/or any Approved Fund, and/or any other Person reasonably satisfactory to the Administrative Agent, to provide an Incremental Loan Commitment (any such Person, an “Incremental Lender”). Any proposed Incremental Lender offered or approached to provide all or a portion of any Incremental Loan Commitment may elect or decline, in its sole discretion, to provide such Incremental Loan Commitment. Any Incremental Loan Commitment shall become effective as of such Increased Amount Date; provided that, subject to Section 1.11, each of the following conditions has been satisfied or waived as of such Increased Amount Date:

(A) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to (1) any Incremental Loan Commitment, (2) the making of any Incremental Loans pursuant thereto and (3) any Permitted Acquisition consummated in connection therewith;

(B) the Administrative Agent and the Lenders shall have received from the Borrower an Officer’s Compliance Certificate demonstrating, in form and substance reasonably satisfactory to the Administrative Agent, that the Borrower is in compliance with the financial covenants set forth in Section 9.13 based on the financial statements most recently delivered pursuant to Section 8.1(a) or 8.1(b), as applicable (except as otherwise provided pursuant to Section 1.11), both before and after giving effect (on a Pro Forma Basis) to (x) any Incremental Loan Commitment, (y) the making of any Incremental Loans pursuant thereto (with any Incremental Loan Commitment being deemed to be fully funded) and (z) any Permitted Acquisition consummated in connection therewith;

(C) each of the representations and warranties contained in Article VII shall be true and correct in all material respects, except to the extent any such representation and warranty is qualified by materiality or reference to Material Adverse Effect, in which case, such representation and warranty shall be true, correct and complete in all respects, on such Increased Amount Date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date);

(D) the proceeds of any Incremental Loans shall be used for general corporate purposes of the Borrower and its Subsidiaries (including Permitted Acquisitions);

(E) each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrower and shall be secured (after a Collateral Trigger Event) and guaranteed with the other Extensions of Credit on a pari passu basis;

(F) (1) in the case of each Incremental Term Loan (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(x) such Incremental Term Loan will mature and amortize in a manner reasonably agreed to with the Incremental Lenders making such Incremental Term Loan and the Borrower, but will not in any event have a shorter Weighted Average Life to Maturity than the remaining Weighted Average Life to Maturity of the Initial Term Loan or a maturity date earlier than the Term Loan Maturity Date;

(y) the Applicable Margin and pricing grid, if applicable, for such Incremental Term Loan shall be determined by the applicable Incremental Lenders and the Borrower on the applicable Increased Amount Date; and

(z) except as provided above, all other terms and conditions applicable to any Incremental Term Loan, to the extent not consistent with the terms and conditions applicable to the Initial Term Loan, shall be reasonably satisfactory to the Administrative Agent and the Borrower;

(2) in the case of each Incremental Revolving Credit Increase (the terms of which shall be set forth in the relevant Lender Joinder Agreement):

(x) such Incremental Revolving Credit Increase shall mature on the Revolving Credit Maturity Date, shall bear interest and be entitled to fees, in each case at a rate determined by the Administrative Agent, the applicable Incremental Lenders and the Borrower, and shall be subject to the same terms and conditions as the Revolving Credit Loans; interest rate margins and/or unused fees with respect to any Incremental Revolving Credit Increase may be higher than the interest rate margins and/or unused fees applicable to the then existing Revolving Credit Commitments; provided that if the interest rate margins and/or unused fees, as applicable, in respect of any Incremental Revolving Credit Increase exceed the interest rate margins and/or unused fees, as applicable, for the initial Revolving Credit Facility, then the interest rate margins and/or unused fees, as applicable, for the initial Revolving Credit Facility shall be increased so that the interest rate margins and/or unused fees, as applicable, are equal to the interest rate margins and/or unused fees for such Incremental Revolving Credit Increase; provided further that, in determining the interest rate margins and unused fees applicable to the Incremental Revolving Credit Increase and the then existing Revolving Credit Commitments, (AA) any upfront fees payable by the Borrower to the Lenders under the then existing Revolving Credit Commitments or any Incremental Revolving Credit Increase, in each case in the initial primary syndication thereof and the effects of any and all interest rate floors, shall be included (with such upfront fees being equated to interest based on an assumed four-year life to maturity), (BB) customary arrangement or commitment fees payable to any Lead Arranger (or its affiliates) or to one or more arrangers (or their affiliates) in connection with the then existing Revolving Credit Commitments or to one or more arrangers (or their affiliates) of any Incremental Revolving Credit Increase shall be excluded and (CC) in the event that, at the time of determination, the Applicable Margin is determined based on a pricing grid, the interest rate margins and unused fees shall be measured for purposes of this clause (F) by reference to each level of the pricing grid;

(y) the outstanding Revolving Credit Loans and Revolving Credit Commitment Percentages of Swingline Loans and L/C Obligations will be reallocated by the Administrative Agent on the applicable Increased Amount Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Revolving Credit Commitment Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 5.9 in connection with such reallocation as if such reallocation were a repayment); and

(z) except as provided above, all of the other terms and conditions applicable to such Incremental Revolving Credit Increase shall, except to the extent otherwise provided in this Section 5.13, be identical to the terms and conditions applicable to the Revolving Credit Facility;

(G) (1) any Incremental Lender making any Incremental Term Loan shall be entitled to the same voting rights as the existing Term Loan Lenders under the Term Loan Facility and (unless otherwise agreed by the applicable Incremental Lenders) each Incremental Term Loan shall receive proceeds of prepayments on the same basis as the Initial Term Loan (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof among the Initial Term Loan and the Incremental Term Loans); provided that no Incremental Term Loans may participate in any mandatory prepayment on a greater than pro rata basis with the Initial Term Loans; and

(2) any Incremental Lender with an Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and any Extensions of Credit made in connection with each Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the other Revolving Credit Loans made hereunder;

(H) such Incremental Loan Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower, the Administrative Agent and the applicable Incremental Lenders (which Lender Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 5.13); and

(I) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents (including, without limitation, a resolution duly adopted by the board of directors (or equivalent governing body) of each Credit Party authorizing such Incremental Loan and/or Incremental Term Loan Commitment), as may be reasonably requested by Administrative Agent in connection with any such transaction.

(b) (i) The Incremental Term Loans shall be deemed to be Term Loans; provided that any such Incremental Term Loan that is not added to the outstanding principal balance of a pre-existing Term Loan shall be designated as a separate tranche of Term Loans for all purposes of this Agreement.

(ii) The Incremental Lenders shall be included in any determination of the Required Lenders or Required Revolving Credit Lenders, as applicable, and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.

(c) (i) On any Increased Amount Date on which any Incremental Term Loan Commitment becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Term Loan Commitment shall make, or be obligated to make, an Incremental Term Loan to the Borrower in an amount equal to its Incremental Term Loan Commitment and shall become a Term Loan Lender hereunder with respect to such Incremental Term Loan Commitment and the Incremental Term Loan made pursuant thereto.

(ii) On any Increased Amount Date on which any Incremental Revolving Credit Increase becomes effective, subject to the foregoing terms and conditions, each Incremental Lender with an Incremental Revolving Credit Commitment shall become a Revolving Credit Lender hereunder with respect to such Incremental Revolving Credit Commitment.

SECTION 5.14 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 5.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 5.14 or Section 5.15 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 5.14 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 5.15, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

SECTION 5.15 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 12.2.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.4 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 5.14; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 5.14; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 5.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 5.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 3.3 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.14.

(C) With respect to any Commitment Fee or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate

Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 5.14.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 5.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 5.16 Amend and Extend Transactions.

(a) The Borrower may, by written notice to the Administrative Agent from time to time, request an extension (each, an “Extension”) of the maturity date of any Class of Loans and Commitments to the extended maturity date specified in such notice. Such notice shall (i) set forth the amount of the applicable Class of Revolving Credit Commitments and/or Term Loans that will be subject to the Extension (which shall be in minimum increments of $1,000,000 and a minimum amount of $25,000,000), (ii) set forth the date on which such Extension is requested to become effective (which shall be not less than fifteen (15) Business Days nor more than sixty (60) days after the date of such Extension notice (or such longer or shorter periods as the Administrative Agent shall agree in its sole discretion)), (iii) identify the relevant Class of Revolving Credit Commitments and/or Term Loans to which such Extension relates and (iv) specify any other amendments or modifications to this Agreement to be effected in connection with such Extension, which amendments or modifications shall apply only to the applicable Extended Revolving Credit Commitments or Extended Term Loans and shall comply with Section 5.16(c). Each Lender of the applicable Class shall be offered (an “Extension Offer”) an opportunity to participate in such Extension on a pro rata basis and on the same terms and conditions as each other Lender of such Class pursuant to procedures established by, or reasonably acceptable to, the Administrative Agent and the Borrower. If the aggregate principal amount of Revolving Credit Commitments or Term Loans in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Credit Commitments or Term Loans, as applicable, subject to the Extension Offer as set forth in the Extension notice, then the Revolving Credit Commitments or Term Loans, as applicable, of Lenders of the applicable Class shall be extended ratably up to such maximum amount based on the respective principal amounts with respect to which such Lenders have accepted such Extension Offer.

(b) The following shall be conditions precedent to the effectiveness of any Extension: (i) no Event of Default shall have occurred and be continuing immediately prior to and immediately after giving effect to such Extension, (ii) the Issuing Lender and the Swingline Lender shall have consented to any Extension of the Revolving Credit Commitments, to the extent that such Extension provides for the issuance or extension of Letters of Credit or making of Swingline Loans at any time during the extended period and (iii) the terms of such Extended Revolving Credit Commitments and Extended Term Loans shall comply with paragraph (c) of this Section.

(c) The terms of each Extension shall be determined by the Borrower and the applicable extending Lenders and set forth in an Extension Amendment; provided that (i) the final maturity date of any Extended Revolving Credit Commitment or Extended Term Loan shall be no earlier than the Revolving Credit Maturity Date or the Term Loan Maturity Date, respectively, (ii)(A) there shall be no scheduled amortization of the loans or reductions of commitments under any Extended Revolving Credit Commitments and (B) the average life to maturity of the Extended Term Loans shall be no shorter than the remaining average life to maturity of the existing Term Loans, (iii) the Extended Revolving Credit Loans and the Extended Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Credit Loans and the existing Term Loans and the borrower and guarantors of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be the same as the Borrower and Subsidiary Guarantors with respect to the existing Revolving Credit Loans or Term Loans, as applicable, (iv) the interest rate margin, rate floors, fees, original issue discount and premium applicable to any Extended Revolving Credit Commitment (and the Extended Revolving Credit Loans thereunder) and Extended Term Loans shall be determined by the Borrower and the applicable extending Lenders, (v)(A) the Extended Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the other Term Loans and (B) borrowing and prepayment of Extended Revolving Credit Loans, or reductions of Extended Revolving Credit Commitments, and participation in Letters of Credit and Swingline Loans, shall be on a pro rata basis with the other Revolving Credit Loans or Revolving Credit Commitments (other than upon the maturity of the non-extended Revolving Credit Loans and Revolving Credit Commitments) and (vi) the terms of the Extended Revolving Credit Commitments or Extended Term Loans, as applicable, shall be substantially identical to the terms set forth herein (except as set forth in clauses (i) through (v) above).

(d) In connection with any Extension, the Borrower, the Administrative Agent and each applicable extending Lender shall execute and deliver to the Administrative Agent an Extension Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extension. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension. Any Extension Amendment may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to implement the terms of any such Extension, including any amendments necessary to establish Extended Revolving Credit Commitments or Extended Term Loans as a new Class or tranche of Revolving Credit Commitments or Term Loans, as applicable, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Class or tranche (including to preserve the pro rata treatment of the extended and non-extended Classes or tranches and to provide for the reallocation of Revolving Credit Exposure upon the expiration or termination of the commitments under any Class or tranche), in each case on terms consistent with this section.

ARTICLE VI

CONDITIONS OF CLOSING AND BORROWING

SECTION 6.1 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Revolving Credit Lender requesting a Revolving Credit Note, a Term Loan Note in favor of each Term Loan Lender requesting a Term Loan Note, a Swingline Note in favor of the Swingline Lender (in each case, if requested thereby) and the Subsidiary Guaranty Agreements, together with any other applicable Loan Documents (other than the Security Documents), shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto and shall be in full force and effect.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of to the effect that the conditions set forth in Sections 6.1(e) through 6.1(g) are satisfied.

(ii) Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 6.1(b)(iii).

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv) Opinions of Counsel. Customary opinion of Cooley LLP, counsel to the Credit Parties in form and substance reasonably acceptable to the Administrative Agent.

(c) [Reserved].

(d) Financial Matters.

(i) Financial Statements. The Arrangers shall have received (x) (A) the audited Consolidated balance sheets of the Borrower and its Subsidiaries (including any Unrestricted Subsidiaries) as of October 26, 2013, November 1, 2014 and October 31, 2015 and the related audited Consolidated statements of income, shareholder’s equity and cash flows for the Fiscal Years then ended (it being understood that the Arrangers hereby acknowledge receipt of all audited financial statements referred to in this clause (d)(i) for the fiscal years ended October 26, 2013,

November 1, 2014 and October 31, 2015) and (B) unaudited Consolidated balance sheets of the Borrower and its Subsidiaries (including any Unrestricted Subsidiaries) for each interim fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date and related unaudited interim Consolidated statements of income and cash flows and (y) (A) the audited Consolidated balance sheets of the Acquired Business and its Subsidiaries as of December 31, 2013, 2014 and 2015 and the related audited Consolidated statements of income, and shareholder’s equity and cash flows for the Fiscal Years then ended and (B) unaudited Consolidated balance sheets of the Acquired Business and its Subsidiaries for each fiscal quarter ended since the last audited financial statements and at least 45 days prior to the Closing Date and related unaudited interim Consolidated statements of income and cash flows.

(ii) Pro Forma Financial Statements. The Arrangers shall have received a pro forma Consolidated balance sheet as of January 30, 2016, and pro forma Consolidated statement of income of Borrower for the Fiscal Year ended October 31, 2015 and for the fiscal quarter ended January 30, 2016, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at November 2, 2014 (in the case of such income statements), which need not be prepared in compliance with Regulation S-X of the Securities Act, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) (the “Pro Forma Financial Statements”).

(iii) Solvency Certificate. The Borrower shall have delivered to the Arrangers a certificate, substantially in the form attached as Exhibit I or otherwise satisfactory to the Arrangers.

(iv) Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arrangers and the Lenders the fees set forth or referenced in Section 5.3, and (B) to the extent invoiced at least 1 Business Day prior to the Closing Date, all fees, charges and disbursements of counsel to the Administrative Agent and the Arrangers (directly to such counsel if requested by the Administrative Agent) to the extent accrued and unpaid prior to or on the Closing Date.

(e) Absence of Company Material Adverse Effect. Since April 3, 2016, there shall not have occurred or arisen any Company Material Adverse Effect (as defined in the Merger Agreement as in effect on April 3, 2016) that is continuing.

(f) Ruckus Acquisition. The Ruckus Acquisition shall have been consummated, or be consummated substantially concurrently with the funding of the Initial Term Loan on the Closing Date, in all material respects in accordance with the Merger Agreement, without giving effect to any waiver, modification or consent by the Borrower or the Merger Sub thereunder that is materially adverse to the interests of the Lenders (as reasonably determined by the Arrangers), it being understood that, (i) any increase in the cash portion of the purchase price for the Ruckus Acquisition shall be deemed to be materially adverse to the interests of the Lenders unless funded solely by the issuance by Borrower of common equity or otherwise approved by the Arrangers, (ii) any change in the third party beneficiary rights applicable to the Arrangers and the Lenders or the governing law shall be deemed to be materially adverse to the interests of the Lenders unless approved by the Arrangers, and (iii) any reduction in the purchase price of, or consideration for, the Ruckus Acquisition is not materially adverse to the interests of the Lenders or the Arrangers, but any reduction in the cash consideration shall be applied to reduce the amount of Term Loans.

(g) Specified Representations and Specified Merger Agreement Representations. The Specified Representations and the Specified Merger Agreement Representations shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects).

(h) Miscellaneous.

(i) Notice of Account Designation. The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(ii) PATRIOT Act, etc. The Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of any Anti-Money Laundering Laws, including, without limitation, the PATRIOT Act and any applicable “know your customer” rules and regulations at least 3 Business Days prior to the Closing Date to the extent requested in writing at least 10 Business Days prior to the Closing Date.

Without limiting the generality of the provisions of Section 11.3(c), for purposes of determining compliance with the conditions specified in this Section 6.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 6.2 Conditions to All Extensions of Credit. Subject to Section 1.11, the obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit in the case of clause (c) only) and/or any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application, as applicable, from the Borrower in accordance with Section 2.3(a), Section 3.2 or Section 4.2, as applicable.

(d) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure relating to Swingline Loans after giving effect to such Swingline Loan and (ii) the Issuing Lender shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure relating to Letters of Credit after giving effect thereto.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 6.2, that:

SECTION 7.1 Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing (to the extent the concept is applicable in such jurisdiction) under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof is organized and in which each Credit Party is qualified to do business as of the Closing Date are described on Schedule 7.1 of the Disclosure Letter. No Credit Party is an EEA Financial Institution.

SECTION 7.2 Ownership. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 7.2 of the Disclosure Letter, which identifies each Excluded Subsidiary and each Unrestricted Subsidiary. As of the Closing Date, the capitalization of each Credit Party and its directly owned Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 7.2 of the Disclosure Letter. All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable and not subject to any preemptive or similar rights, except as described in Schedule 7.2 of the Disclosure Letter. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Subsidiary of the Borrower, except as described on Schedule 7.2 of the Disclosure Letter.

SECTION 7.3 Authorization; Enforceability. Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 7.4 Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party where the failure to obtain such Governmental Approval or such violation could reasonably be expected to have a Material Adverse Effect, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) consents or filings under the UCC.

SECTION 7.5 Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business as currently being conducted, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except in each case of clauses (a), (b) or (c) where the failure to have, comply or file would not reasonably be expected to have a Material Adverse Effect.

SECTION 7.6 Tax Returns and Payments. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party and each Subsidiary thereof has, after giving effect to any extensions granted or grace periods in effect, duly filed or caused to be filed all federal, state and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party). Such returns accurately reflect in all material respects all liability for taxes of any Credit Party or any Subsidiary thereof for the periods covered thereby. As of the Closing Date, except as set forth on Schedule 7.6 of the Disclosure Letter, there is no ongoing audit or examination or, to the knowledge of each of the Credit Parties and each Subsidiary thereof, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof. No Governmental Authority has asserted in writing any Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party and (b) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal and other material taxes for all Fiscal Years and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of the Borrower adequate, and the Borrower does not anticipate any material additional taxes or assessments for any of such years.

SECTION 7.7 Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business as currently conducted. Neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 7.8 Environmental Matters.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, none of the properties owned, leased or operated by any Credit Party, any Subsidiary or any of their predecessors in interest thereof, now or in the past, contain, or to their knowledge have previously contained, any Hazardous Materials in amounts or concentrations which constitute or constituted a violation of Environmental Laws or which could reasonably be expected to result in liability under Environmental Laws;

(b) Each Credit Party and each Subsidiary thereof and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance in all material respects with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals as required under any Environmental Law;

(c) There are no Environmental Claims pending, or to the knowledge of the Borrower, overtly threatened in writing, by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues that allege any material liability under any Environmental Laws; and

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no facts, circumstances, conditions or occurrences which could reasonably be expected to result in liability under Environmental Laws for any Credit Party or any Subsidiary.

SECTION 7.9 Employee Benefit Matters.

(a) As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans of the type set forth in clause (b) of the definition of Employee Benefit Plan other than those identified on Schedule 7.9 of the Disclosure Letter;

(b) Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust related to such plan that is intended to be exempt under Section 501(a) of the Code either (i) have been determined by the IRS to be so qualified and so exempt, except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired, or (ii) are the subject of a favorable opinion letter from the IRS as to the forms of such documents under an IRS program under which an IRS determination letter is not expected, in each case, except where the failure of this representation, whether individually or in the aggregate, to be correct would not reasonably be expected to have a Material Adverse Effect. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that would not reasonably be expected to have a Material Adverse Effect;

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, as of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d) Except where the failure of any of the following representations to be correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(e) No Termination Event has occurred or is reasonably expected to occur; and

(f) Except where the failure of any of the following representations to be correct would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan.

SECTION 7.10 Margin Stock. No Credit Party or any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of any of the Loans or Letters of Credit will be used for the purpose of purchasing or carrying Margin Stock in violation of the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 9.2 or Section 9.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock.”

SECTION 7.11 Government Regulation. No Credit Party or any Subsidiary is an “investment company” registered or required to be registered under the Investment Company Act.

SECTION 7.12 Collateral Matters. At all times following the Collateral Security Deadline, (a) the U.S. Pledge Agreements, upon execution and delivery thereof by the parties thereto, are effective to create in favor of the Administrative Agent, for the benefit of the applicable Secured Parties, a legal, valid and enforceable security interest in the Collateral and (i) when the Collateral described therein con-

stituting certificated Equity Interests is delivered to the Administrative Agent, together with instruments of transfer duly endorsed in blank, the security interest created under the U.S. Pledge Agreements will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in such Collateral (subject to any limitations specified therein) to the extent perfection of such security interest can be perfected by control of securities (as defined in the UCC), prior and superior in right to any other Person, but subject to non-consensual Permitted Liens, and (ii) when financing statements in appropriate form are filed in the applicable filing offices, the security interest created under the U.S. Pledge Agreements in the Collateral constituting uncertificated Equity Interests will constitute a fully perfected security interest in all right, title and interest of the Credit Parties in such Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements in such filing offices, prior and superior to the rights of any other Person, but subject to non-consensual Permitted Liens.

(b) Each Security Document, other than any Security Document referred to in the preceding paragraphs of this Section, upon execution and delivery thereof by the parties thereto and the making of the filings and taking of the other actions provided for therein, will be effective under applicable law to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien in the Collateral subject thereto and such Liens constitute perfected and continuing Liens on the Collateral, securing the Obligations, enforceable against the Credit Parties and all third parties, and in each case having priority over all other Liens on the Collateral except in the case of non-consensual Permitted Liens, to the extent any such Lien would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement.

SECTION 7.13 Employee Relations. As of the Closing Date, no Credit Party or any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 7.13 of the Disclosure Letter. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 7.14 Burdensome Provisions. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to the Borrower or any Subsidiary or to transfer any of its assets or properties to the Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law or as permitted under Section 9.10.

SECTION 7.15 Financial Statements. The audited and unaudited financial statements delivered (excluding for clarity, the projections) pursuant to Section 6.1(d)(i), when taken as a whole, fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries and the Acquired Business and its Subsidiaries, as applicable, as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The pro forma financial statements delivered pursuant to Section 6.1(d)(ii) and any projections delivered to the Administrative Agent were prepared in good faith on the basis of assumptions believed to be reasonable at the time prepared except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Lenders that projections are not to be viewed as facts or guarantees of future performance and that the actual results during the period or periods covered by such projections may vary materially from such projections).

SECTION 7.16 No Material Adverse Change. Since the Closing Date, no event has occurred or condition arisen, either individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.17 Solvency. The Borrower and its Subsidiaries (on a consolidated basis) are Solvent.

SECTION 7.18 Title to Properties. Each Credit Party and each Subsidiary thereof has such title to, or leasehold interest in, the real property owned or leased by it as is necessary to the conduct of its business as it is currently conducted and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

SECTION 7.19 Litigation. There are no actions, suits or proceedings pending nor, to its knowledge, threatened in writing against any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 7.20 Anti-Corruption Laws and Sanctions.

(a) None of (i) the Borrower, any Subsidiary (including Unrestricted Subsidiaries) or, to the knowledge of any Responsible Officer of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary (including Unrestricted Subsidiaries) that will act in any capacity in connection with or benefit from the Credit Facility, (A) is a Sanctioned Person or is currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons, (D) has taken any action, directly or indirectly, that would result in a violation by such Persons of any Anti-Corruption Laws, or (E) has violated any Anti-Money Laundering Law. Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to promote compliance by the Borrower and its Subsidiaries (including Unrestricted Subsidiaries) and their respective directors, officers, employees, agents and Affiliates with the Anti-Corruption Laws. Each of the Borrower and its Subsidiaries (including Unrestricted Subsidiaries), and to the knowledge of any Responsible Officer of the Borrower or such Subsidiary, each director, officer, employee, agent and Affiliate of the Borrower and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects.

(b) No proceeds of any Extension of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries (including Unrestricted Subsidiaries) or, any of its or their respective directors, officers, employees and agents (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, including any payments (directly or indirectly) to a Sanctioned Person or a Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.21 Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default.

SECTION 7.22 Insurance. The Borrower and its Subsidiaries maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance).

SECTION 7.23 Disclosure. No financial statement, material report, material certificate or other material information (other than projected financial information, pro forma financial information, estimated financial information and other projected or estimated information) furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (as modified or supplemented by other written information so furnished). All projected financial information, pro forma financial information, estimated financial information and other projected or estimated information furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments have expired or been terminated, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 8.1 Financial Statements and Budgets. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. Within ninety (90) days after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries (including any Unrestricted Subsidiaries) as of the close of such Fiscal Year and audited Consolidated statements of income, stockholders’ equity and cash flows of the Borrower and its Subsidiaries (including any Unrestricted Subsidiaries) including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and, if applicable, containing disclosure of the effect on the financial position or results of operations of any material change in the application of accounting principles and practices during the year and certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries (including any Unrestricted Subsidiaries) on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries (including any Unrestricted Subsidiaries) for the respective periods then ended. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of the first three fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended April 30, 2016), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries (including any Unrestricted Subsidiaries) as of the close of such fiscal quarter and unaudited Consolidated statements of income, shareholder’s equity and cash flows of the Borrower and its Subsidiaries (including any Unrestricted Subsidiaries) for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and, if applicable, containing disclosure of the effect on the financial position or results of operations of any material change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries (including any Unrestricted Subsidiaries) on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries (including any Unrestricted Subsidiaries) for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

(c) Annual Business Plan and Budget. Within ninety (90) days after the end of each Fiscal Year, an operating consolidated budget of the Borrower and its Subsidiaries for the ensuing Fiscal Year, such plan to include, on a quarterly basis (except for the projected consolidated balance sheet and statement of consolidated cash flows, which shall be as of projected fiscal year end), the following: a projected consolidated income statement, statement of consolidated cash flows and consolidated balance sheet.

SECTION 8.2 Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) at each time financial statements are delivered pursuant to Sections 8.1(a) or (b), (i) a duly completed Officer’s Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower and (ii) if there are any Unrestricted Subsidiaries, (A) a summary of the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements and (B) a list identifying each subsidiary of the Borrower as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirmation that there is no change in such information since the later of the Closing Date and the date of the last such list;

(b) promptly after the furnishing thereof, copies of any material statement or report furnished to any holder of Indebtedness of any Credit Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender; and

(e) such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request.

Documents required to be delivered pursuant to Section 8.1(a) or (b) or Section 8.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 12.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that upon written request, the Borrower shall deliver paper copies of documents referred to in Section 8.1(a) or 8.1(b) to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Compliance Certificates required by Section 8.2 to the Administrative Agent. Except for such Officer’s Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that, at the request of the Administrative Agent, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Lenders and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

SECTION 8.3 Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) the occurrence of any Default or Event of Default;

(b) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that could reasonably be expected to result in a Material Adverse Effect;

(c) any written notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

(d) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against any Credit Party or any Subsidiary thereof in each case that could reasonably be expected to result in a Material Adverse Effect;

(e) any attachment, judgment, lien, levy or order exceeding the Threshold Amount that may be assessed against or threatened in writing against any Credit Party or any Subsidiary thereof;

(f) (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), which could reasonably be expected to have a Material Adverse Effect (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

(g) any announcement by Moody’s or S&P of any change in a Debt Rating that would result in a Collateral Trigger Event.

Each notice pursuant to Section 8.3 (other than Section 8.3(g)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 8.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

SECTION 8.4 Preservation of Corporate Existence and Related Matters. (a) Except as permitted by Article IX, preserve and maintain its separate corporate existence or equivalent form; provided that nothing in this Section 8.4 shall prohibit or prevent the Borrower or any Subsidiary from discontinuing the preservation or maintenance of any of its Properties if: (i) in the good faith judgment of the Borrower or such Subsidiary, such discontinuance is desirable; and (ii) such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify or (other than with respect to the Borrower) exist or maintain could reasonably be expected to have a Material Adverse Effect.

SECTION 8.5 Maintenance of Property and Licenses.

(a) Protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, except for ordinary wear and tear excepted and damage due to casualty or condemnation where the Net Cash Proceeds therefrom are applied to the prepayment of Loans to the extent required by Section 4.4(b), all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case except as such action or inaction would not reasonably be expected to result in a Material Adverse Effect.

(b) Maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.6 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance). All such insurance shall, to the extent agreed to by such insurance company after the Borrower’s use of commercially reasonable efforts, (a) provide that no cancellation or material modification thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof (except in the case of cancellation as a result of non-payment of premium, in which case only 10 days’ prior written notice shall be required) and (b) name the Administrative Agent as an additional insured party thereunder. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

SECTION 8.7 Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be accurate and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

SECTION 8.8 Payment of Taxes and Other Obligations. Pay and perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property and (b) all other Indebtedness, obligations and liabilities in accordance with customary trade practices except where the failure to pay or perform such items described in clauses (a) or (b) of this Section would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.9 Compliance with Laws and Approvals. Comply with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 8.10 Environmental Laws. In addition to and without limiting the generality of Section 8.9 and except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, (a) comply with, and ensure such compliance by all tenants and subtenants with all Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws.

SECTION 8.11 Compliance with ERISA. In addition to and without limiting the generality of Section 8.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasona-

bly be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

SECTION 8.12 Designation of Subsidiaries. The Borrower may at any time designate any Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by delivering to the Administrative Agent a certificate of an Responsible Officer of the Borrower specifying such designation and certifying that the conditions to such designation set forth in this Section 8.12 are satisfied; provided that:

(a) after giving effect to any such designation, no Default or Event of Default shall have occurred and be continuing;

(b) in the case of the designation of a Subsidiary as an Unrestricted Subsidiary, (i) the Subsidiary to be so designated does not (directly, or indirectly through its Subsidiaries) own any Equity Interests or Indebtedness of, or own or hold any Lien on any property of, the Borrower or any of its Restricted Subsidiaries and (ii) neither the Borrower nor any of its Subsidiaries shall at any time be directly or indirectly liable for any Indebtedness that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its stated maturity upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of any Subsidiary (including any right to take enforcement action against such Subsidiary); and

(c) after giving effect to such designation, the Borrower shall be in compliance with the covenants in Section 9.13 on a Pro Forma Basis; and

(d) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a “restricted subsidiary” pursuant to the terms of any other Indebtedness of the Borrower or any of its Subsidiaries; provided that the foregoing requirement shall apply only to the extent that the Borrower or any Subsidiary has the ability under such documents to designate any such Restricted Subsidiary as an “unrestricted subsidiary” under the terms of such other Indebtedness.

The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower in such Subsidiary on the date of designation in an amount equal to the fair market value of the Borrower’s Investment therein (as determined reasonably and in good faith by a Responsible Officer of the Borrower). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time.

SECTION 8.13 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time upon prior reasonable written notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that excluding any such visits and inspections during the continuation of an Event of Default, (a) any such visits and inspections by any Lender (excluding any Lender that also acts as the Administrative

Agent) shall be at such Lender’s expense; and (b) the Administrative Agent and the Lenders, taken as a whole, shall not exercise such rights more often than one (1) time during any calendar year at the Borrower’s expense; provided further that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time without advance notice.

SECTION 8.14 Additional Subsidiaries and Springing Collateral.

(a) Additional Domestic Subsidiaries. Promptly notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary (other than an Excluded Subsidiary) and, within twenty (20) Business Days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion, cause such Domestic Subsidiary to (x) (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Domestic Subsidiary, and (iv) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent and (y) with respect to any Domestic Subsidiary created or acquired after the Collateral Security Deadline, (i) if such Equity Interests are certificated, deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person and (ii) satisfy the Collateral Security Deadline Requirements with respect to such Subsidiary.

(b) Additional Foreign Subsidiaries. If a Collateral Trigger Event has occurred, promptly notify the Administrative Agent of the creation or acquisition of any Foreign Subsidiary (other than an Excluded Subsidiary) and, within ninety (90) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion, (i) deliver to the Administrative Agent one or more duly executed Pledge Agreements or such other documents as the Administrative Agent shall deem appropriate to grant a security interest in the Collateral consisting of Equity Interests of such Foreign Subsidiary, (ii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 6.1 as may be reasonably requested by the Administrative Agent and (iii) take such actions and execute and/or deliver to the Administrative Agent such documents and lien searches as the Administrative Agent shall reasonably request (including, without limitation, delivery of certificates evidencing the Equity Interests pledged pursuant to the Pledge Agreements together with undated stock or other transfer powers for such Equity Interests and filing of UCC financing statements) to effect or confirm the validity, perfection and priority of the Lien of the Security Documents, including all actions required under the laws of the jurisdiction of incorporation of such Foreign Subsidiary.

(c) Changes to Name, Location, Jurisdiction of Organization. If a Collateral Trigger Event has occurred, before a Credit Party effects a change (i) in any Credit Party’s legal name, (ii) in the location of any Credit Party’s chief executive office, or (iii) in any Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), (A) give the Administrative Agent not less than ten (10) days’ prior written notice or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, describing such change and providing such other information in connection therewith as the Administrative Agent may reasonably request and (B) take all action reasonably satisfactory to the Administrative Agent to maintain the perfection and priority of the security interest of the Administrative Agent for the benefit of the Secured Parties in the Collateral. Each Credit Party agrees to promptly provide the Administrative Agent with certified organizational documents reflecting any of the changes described in the preceding sentence.

(d) Collateral.

(i) Promptly notify the Administrative Agent in writing of the occurrence of any Collateral Trigger Event; and

(ii) No later than the Collateral Security Deadline, the Credit Parties shall satisfy the Collateral Security Deadline Requirements.

(e) Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be subject to Section 8.14(a) or (b), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger transaction shall be subject to Section 8.14(a) or (b), as applicable).

(f) Exclusions. The provisions of this Section 8.14 shall not apply to Excluded Assets.

SECTION 8.15 Use of Proceeds.

(a) The Borrower shall use the proceeds of the Initial Term Loans to finance (i) the consummation of the Ruckus Acquisition, (ii) the repurchase of shares of common stock of the Borrower and (iii) the payment of fees, commissions and expenses in connection with each of the foregoing and the Credit Facility.

(b) The Borrower may use the Revolving Credit Facility to provide a portion of the financing for the Ruckus Acquisition and for working capital and general corporate purposes of the Borrower and its Subsidiaries.

(c) The Borrower shall use the proceeds of any Incremental Term Loan and any Incremental Revolving Credit Increase as permitted pursuant to Section 5.13, as applicable.

(d) The Borrower will not request any Extension of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries (including Unrestricted Subsidiaries) and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 8.16 Compliance with Anti-Corruption Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries (including Unrestricted Subsidiaries) and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 8.17 Maintenance of Debt Ratings. Use commercially reasonable efforts to continue to have Debt Ratings from both Moody’s and S&P (but not to maintain a specific Debt Rating).

SECTION 8.18 Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents) other than as set forth in Section 8.14(e), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or, after any Collateral Trigger Event, to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties.

SECTION 8.19 Post-Closing Matters. Execute and deliver the documents, take the actions and complete the tasks set forth on Schedule 8.19 of the Disclosure Letter, in each case within the applicable corresponding time limits specified on such schedule.

ARTICLE IX

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Commitments terminated or expired, the Credit Parties will not, and will not permit any of their respective Subsidiaries to.

SECTION 9.1 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a) the Obligations;

(b) Indebtedness (i) owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (ii) owing under Cash Management Agreements;

(c) the Convertible Notes and the Senior Notes existing on the Closing Date, any other Indebtedness existing on the Closing Date and listed on Schedule 9.1 of the Disclosure Letter, and any Permitted Refinancing Indebtedness in respect of any of the foregoing;

(d) Capital Lease Obligations and Indebtedness incurred in connection with purchase money Indebtedness in an aggregate amount at any time outstanding not to exceed the sum of $50,000,000 plus an additional $25,000,000 for each fiscal year ending after the Closing Date;

(e) Guarantees with respect to Indebtedness otherwise permitted pursuant to this Section; provided that: (i) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness; and (ii) in the case of any Guarantee by a Credit Party of any Indebtedness of a Non-Guarantor Subsidiary such Guarantee shall be permitted under this Section 9.1(e), solely to the extent that such Guarantee would be permitted as an Investment pursuant to Section 9.3;

(f) intercompany Indebtedness:

(i) owed by any Credit Party to another Credit Party;

(ii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent);

(iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary; and

(iv) owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 9.3;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(h) (i) unsecured Indebtedness of the Borrower and the Subsidiary Guarantors; provided, that in the case of each incurrence of such unsecured Indebtedness, (A), subject to Section 1.11, no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such unsecured Indebtedness, (B) the Administrative Agent shall have received satisfactory written evidence that the Borrower would be in compliance, subject to Section 1.11, with the financial covenants set forth in Section 9.13 on a Pro Forma Basis after giving effect to the issuance of any such Indebtedness and (C) such Indebtedness shall only receive credit support from the Credit Parties and (ii) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred under Section 9.1(h)(i);

(i) Indebtedness under warranty or contractual service obligations, letters of credit for operating purposes, payment (other than for payment of Indebtedness) and completion guarantees, indemnity, bid and performance bonds, surety bonds, release, appeal and similar bonds, (ii) or with respect to workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance obligations, reclamation and statutory obligations, (ii) in connection with the financing of insurance premiums or self-insurance obligations or take-or-pay obligations contained in supply agreements in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(j) Indebtedness of any Credit Party or any Subsidiary thereof not otherwise permitted pursuant to this Section in an aggregate principal amount not to exceed $25,000,000 at any time outstanding;

(k) Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with a Permitted Acquisition (and any Permitted Refinancing Indebtedness in respect thereof), to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither the Borrower nor any Subsidiary (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness, and (iii), subject to Section 1.11, the Borrower would be in compliance with the financial covenants set forth in Section 9.13 on a Pro Forma Basis after giving effect to the assumption of such Indebtedness;

(l) to the extent constituting Indebtedness, obligations in respect of purchase price adjustments, earn-outs, non-competition agreements, and other similar arrangements, or other deferred payments of a similar nature, incurred in connection with any Acquisition, Investment or Asset Disposition or other disposition permitted under this Agreement;

(m) reimbursement obligations incurred, and customer advances or deposits received, in the ordinary course of business;

(n) Indebtedness constituting reimbursement obligations in respect of letters of credit, bank guarantees, and similar instruments issued for the account of the Borrower or any Subsidiary in the ordinary course of business supporting obligations of the type referred to in Section 9.2(e) and Section 9.2(q); provided that upon the drawing of such letters of credit, presentment of such bank guarantees or similar instruments, or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing, presentment, or incurrence;

(o) Indebtedness of any Foreign Subsidiary in an aggregate principal amount not to exceed the lesser of $200,000,000 or 5.0% of Consolidated Total Assets at the time of incurrence at any time outstanding;

(p) Indebtedness (i) consisting of Permitted Receivables Financings and (ii) consisting of Customer Lease Financings;

(q) Indebtedness (and Attributable Indebtedness) with respect to the Campus Sale Leaseback and any other Sale Leaseback permitted pursuant to Section 9.12 (and any Permitted Refinancing Indebtedness in respect thereof); and

(r) Indebtedness in the form of an intercompany note issued in connection with a Permitted Acquisition involving a tender offer followed by a short form merger (i.e., a statutory short form merger that requires no further approvals to consummate); provided that (i) such short form merger is consummated within five Business Days of the incurrence of such Indebtedness and (ii) not later than three Business Days after consummation of the related short form merger, such Indebtedness (x) is extinguished or retired or (y) otherwise becomes a permitted Investment;

provided that any Indebtedness or series of related Indebtedness, in each case for borrowed money incurred pursuant to Section 9.1(c) or (h) in excess of $75,000,000 shall have terms that are not, taken as a whole, more restrictive than those contained in the Loan Documents (as reasonably determined by the Borrower in consultation with the Administrative Agent).

SECTION 9.2 Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a) Liens created pursuant to the Loan Documents (including, without limitation, Liens in favor of the Swingline Lender and/or the Issuing Lenders, as applicable, on Cash Collateral granted pursuant to the Loan Documents);

(b) Liens in existence on the Closing Date and described on Schedule 9.2 of the Disclosure Letter, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any Permitted Refinancing Indebtedness permitted pursuant to Section 9.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 9.2 of the Disclosure Letter)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for improvements thereto, products and proceeds of the foregoing;

(c) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Section 430(k) of the Code or Environmental Laws) (i) not yet overdue for a period of more than 30 days or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained or other appropriate provisions are made therefor to the extent required by GAAP;

(d) the claims of materialmen, mechanics, carriers, warehousemen, processors, suppliers or landlords and other similar claims for labor, materials, supplies or rentals and other similar incidents incurred in the ordinary course of business (and any Liens imposed in respect thereof and other like Liens imposed by law), which are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(e) (i) deposits and pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, (ii) Liens, deposits or pledges to secure the performance of bids, trade or commercial contracts, (iii) deposits and pledges made in the ordinary course of business to secure liability for reimbursement or indemnification obligations of insurance carriers under insurance or self-insurance arrangements, and (iv) deposits and pledges in the form of cash or Cash Equivalents in respect of (x) letters of credit, bank guarantees or similar instruments in an aggregate amount not to exceed $50,000,000 and (y) letters of credit, bank guarantees or similar instruments supporting government contracts in an aggregate amount not to exceed $50,000,000, in each case, that have been posted in the ordinary course of business of the Borrower or any Subsidiary; and leases (other than Indebtedness), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f) easements, rights of way, minor encroachments, protrusions, municipal and zoning and building ordinances and similar charges, encumbrances, title defects or other irregularities, governmental restrictions on the use of property or conduct of business, and Liens in favor of governmental authorities and public utilities, that do not materially interfere with the ordinary course of business of the Borrower and its Subsidiaries, taken as a whole;

(g) Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases or to the consignment of goods entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(h) Liens securing Indebtedness permitted under Section 9.1(d); provided that (i) such Liens shall be created within one year of the acquisition, repair, construction, improvement or lease, as applicable, of the related Property (other than replacement Liens in connection with any refinancing of such Indebtedness), (ii) such Liens do not at any time encumber any property other than the Property financed or improved by such Indebtedness (other than replacement Liens in connection with any refinancing of such Indebtedness), (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original cost for the purchase, repair, construction, improvement or lease amount (as applicable) of such Property or Properties at the time of purchase, repair, construction, improvement or lease (as applicable);

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 10.1(m) or securing appeal or other surety bonds relating to such judgments;

(j) Liens on Property (i) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to any Acquisition not prohibited under this Agreement and (ii) of the Borrower or any of its Subsidiaries existing at the time such tangible property or tangible assets are purchased or otherwise acquired by the Borrower or such Subsidiary thereof pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (i) and (ii), (A) such Liens are not incurred in connection with, or in anticipation of, such Acquisition, purchase or other acquisition, (B) such Liens do not attach to any Property of the Borrower or any of its Subsidiaries) other than those of the Subsidiary acquired or the property or assets so acquired (and property or assets affixed or appurtenant thereto);

(k) Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral, and (ii) to the extent securing Indebtedness, such Liens secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 9.1(c), (j) or (o);

(l) (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 or 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction, (ii) Liens of any bank, other depositary institutions, securities or commodities intermediaries or brokerages in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit, securities or commodities account of the Borrower or any Subsidiary thereof and (iii) Liens on cash and Cash Equivalents securing Cash Management Agreements in an aggregate amount not to exceed $25,000,000;

(m) (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n) (i) any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business and (ii) any license, sublicense, lease, or sublease granted by the Borrower or any Subsidiary to third parties in the ordinary course of its business or otherwise permitted pursuant to Section 9.5 which do not interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries;

(o) Liens in favor of any Credit Party;

(p) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(q) Liens on cash and Cash Equivalents securing obligations under Hedge Agreements in an aggregate amount not to exceed $50,000,000 so long as any related Indebtedness thereunder is permitted pursuant to Section 9.1(b);

(r) Liens consisting of (a) any option or other agreement to purchase any asset of the Borrower or any Subsidiary, the purchase, sale or other disposition of which is not prohibited by any other provision of this Agreement, or (b) deposits or cash advances in favor of the seller of any property to be acquired by the Borrower or any Subsidiary;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(t) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Borrower or any of its Subsidiaries relating to such property or assets;

(u) Liens on insurance policies and the proceeds thereof securing Indebtedness permitted by Section 9.1(i);

(v) Liens on the property that is subject to a Sale Leaseback not prohibited by this Agreement;

(w) Liens securing reimbursement obligations with respect to documentary letters of credit that encumber the property purchased pursuant to such letters of credit;

(x) Liens on cash and Cash Equivalents deposited for the purpose of the discharge or defeasance of Indebtedness;

(y) Liens (i) on Receivables Assets securing Permitted Receivables Financings and (ii) on Customer Lease Assets securing Customer Lease Financings;

(z) Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with the Borrower or any Subsidiary in the ordinary course of business;

(aa) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary in the ordinary course of business; and

(bb) Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed $50,000,000 at any time outstanding.

SECTION 9.3 Investments. Make any Investment, except:

(a) (i) Investments existing on the Closing Date in Subsidiaries existing on the Closing Date;

(ii) Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) or made pursuant to any agreement or obligation of the Borrower or a Subsidiary in effect on the Closing Date, in each case as described on Schedule 9.3 of the Disclosure Letter and any modification, refinancing, renewal, refunding, replacement or extension thereof, but only to the extent not involving additional advances, contribution or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities pursuant to the terms of such Investment as in effect on the Closing Date;

(iii) Investments made after the Closing Date by any Credit Party in any other Credit Party;

(iv) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary;

(v) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party; and

(vi) Investments made after the Closing Date by any Credit Party in any Non-Guarantor Subsidiary in an aggregate amount at any time outstanding not to exceed (A) $25,000,000 less (B) the amount of outstanding Investments made pursuant to Section 9.3(g)(ii);

(b) Investments in cash and Cash Equivalents;

(c) Investments by the Borrower or any of its Subsidiaries consisting of Capital Expenditures;

(d) deposits to secure the performance of leases or other obligations as permitted by Section 9.2;

(e) Hedge Agreements permitted pursuant to Section 9.1;

(f) purchases of assets in the ordinary course of business;

(g) Investments by the Borrower or any Subsidiary thereof in the form of:

(i) Permitted Acquisitions to the extent that any Person or Property acquired in such Acquisition becomes a part of the Borrower or a Subsidiary Guarantor or becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 8.14; and

(ii) Permitted Acquisitions to the extent that any Person or Property acquired in such Acquisition does not become a Subsidiary Guarantor or a part of a Subsidiary Guarantor in an aggregate amount at any time outstanding not to exceed (A) $25,000,000 less (B) the amount of outstanding Investments made pursuant to Section 9.3(a)(vi);

(h) Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $5,000,000;

(i) Investments in the form of Restricted Payments permitted pursuant to Section 9.6;

(j) Guarantees permitted pursuant to Section 9.1 (other than by reference to Section 9.3);

(k) Investments consisting of leases of goods and inventory and related licenses to customers in the ordinary course of business;

(l) Investments consisting of extensions of credit to the customers of the Borrower or of any of its Subsidiaries in the nature of accounts receivable, prepaid royalties, or notes receivable, arising from the grant of trade credit or licensing activities of the Borrower or such Subsidiary, in each case in the ordinary course of business;

(m) Investments received in settlement or partial settlement of obligations owed to the Borrower or any Subsidiary, including in satisfaction or compromise or partial satisfaction or compromise of judgments or claims or as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Borrower or any Subsidiary;

(n) Investments the payment for which consists solely of Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(o) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Disposition made in accordance with Section 9.5 or any other disposition of Property not constituting an Asset Disposition;

(p) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(q) the non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(r) Investments arising out of the repurchase of any Indebtedness of the Borrower or any Subsidiary;

(s) Investments arising as a result of any Permitted Receivables Financing;

(t) investments consisting of UCC Article 3 endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(u) Investments in joint ventures and minority equity investments at any time outstanding not to exceed $75,000,000; provided, that in the case of each such Investment, (i) no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Investment as of the date that the definitive documentation relating to such Investment, and (ii) as of the date that the definitive documentation relating to such Investment, the Borrower shall be in compliance with the financial covenants set forth in Section 9.13 on a Pro Forma Basis after giving effect to such Investment;

(v) other Investments (including Acquisitions); provided, that in the case of each such Investment, (i) subject to Section 1.11, no Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Investment, and (ii) the Borrower shall be in compliance, subject to Section 1.11, with the financial covenants set forth in Section 9.13 on a Pro Forma Basis after giving effect to such Investment; and

(w) Investments not otherwise permitted pursuant to this Section in an aggregate amount not to exceed $5,000,000 at any time outstanding; provided that, subject to Section 1.11, immediately before and immediately after giving pro forma effect to any such Investments and any Indebtedness incurred in connection therewith, no Event of Default shall have occurred and be continuing.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 9.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

SECTION 9.4 Fundamental Changes. Merge, consolidate or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except:

(a) (i) any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into, or be dissolved or liquidated into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into, or dissolved or liquidated into, any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving entity or substantially concurrently with such transaction, the continuing or surviving entity shall become a Subsidiary Guarantor and the Borrower shall comply with Section 8.14 in connection therewith);

(b) (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be dissolved or liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be dissolved or liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Subsidiary Guarantor, or any Subsidiary that will become a Subsidiary Guarantor substantially concurrently with such transaction; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets (as determined in good faith by the Borrower);

(d) (i) any Non-Guarantor Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any other Non-Guarantor Subsidiary;

(e) Asset Dispositions (including any mergers by any Subsidiary in connection therewith) permitted by Section 9.5 (other than clause (b) thereof);

(f) any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including, without limitation, any Permitted Acquisition permitted pursuant to Section 9.3(g) or 9.3(w)); provided that in the case of any merger involving a Wholly-Owned Subsidiary that is a Domestic Subsidiary, (i) a Subsidiary Guarantor shall be the continuing or surviving entity or (ii) the continuing or surviving entity (if not an Excluded Subsidiary) shall become a Subsidiary Guarantor within the time period set forth in, and to the extent required by and pursuant to the requirements under, Section 8.14; and

(g) any Person may merge into the Borrower or any of its Wholly-Owned Subsidiaries in connection with any Acquisition permitted pursuant to Section 9.3; provided that (i) in the case of a merger involving the Borrower or a Subsidiary Guarantor, the continuing or surviving Person shall be the Borrower or such Subsidiary Guarantor and (ii) in the case of a merger involving a Wholly-Owned Subsidiary that is not a Credit Party, the continuing or surviving Person shall be the Borrower or a Wholly-Owned Subsidiary of a Credit Party.

SECTION 9.5 Asset Dispositions. Make any Asset Disposition except:

(a) the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(b) non-exclusive licenses and sublicenses of intellectual property rights or other general intangibles in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(c) leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(d) Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 4.4(b) are complied with in connection therewith;

(e) any exchange of like property pursuant to Section 1031 of the Code and any Asset Dispositions of Property to the extent that: (i) such Property is exchanged for, or credited against the purchase price of, similar replacement Property; or (ii) the Net Cash Proceeds of such Asset Disposition are promptly applied to the purchase price of such replacement Property; provided, that in each case, fair market value is received for such exchanged or disposed property;

(f) (i) surrender or waiver of contractual rights or the settlement or waiver of contractual or litigation claims in the ordinary course of business; and (ii) the sale, license or other transfer of intellectual property rights in connection with the settlement or waiver of contractual or litigation claims; provided that such sale, license or transfer does not materially interfere with the business of the Borrower and its Subsidiaries, taken as a whole;

(g) termination of licenses, leases, and other contractual rights in the ordinary course of business, which does not materially interfere with the conduct of business of the Borrower and its Subsidiaries;

(h) Investments permitted pursuant to Section 9.3 and Restricted Payments permitted pursuant to Section 9.6;

(i) any foreclosure on assets to the extent it would not otherwise result in a Default or Event of Default;

(j) the transfer, sale, or other disposition of international distribution rights relating to intangible property to Foreign Subsidiaries for fair market value in exchange for cash substantially contemporaneously therewith made as part of the tax planning strategy of the Borrower and its Subsidiaries;

(k) (i) the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to a Permitted Receivables Financing and (ii) Customer Lease Financings;

(l) Asset Dispositions of investments in joint ventures or minority investments, to the extent required by, or made pursuant to buy/sell or drag-along arrangements between the joint venture parties or investors set forth in joint venture arrangements, organizational documents or other documentation governing such investments and similar binding arrangements;

(m) the transfer, sale or other dispositions of property pursuant to a Sale Leaseback; provided, however, that the fair market value of all property so transferred, sold or disposed of pursuant to clause (n) (other than in respect of the Campus Sale Leaseback) shall not exceed $50,000,000 in the aggregate from and after the Closing Date;

(n) any Asset Disposition or series of related Asset Dispositions of property in respect of which the fair market value of such property and the Net Cash Proceeds payable to the Borrower or any of its Subsidiaries is equal to or less than $20,000,000; and

(o) Asset Dispositions not otherwise permitted pursuant to this Section; provided that as of the date the Borrower or the applicable Subsidiary enters into the binding documentation governing such Asset Disposition (i) no Event of Default shall exist or would result from such Asset Disposition, (ii) the Borrower shall be in compliance with the financial covenants set forth in Section 9.13 on a Pro Forma Basis after giving effect to such Asset Disposition and (iii) such Asset Disposition is made for fair market value and the consideration received shall be no less than 75% in cash or Cash Equivalents; provided that the amount of:

(i) any liabilities of Borrower or its Subsidiaries, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Disposition) and for which, other than in the case of accounts payable, the Borrower and its Subsidiaries have been validly released by all applicable creditors in writing;

(ii) any Designated Non-Cash Consideration received by the Borrower or such Subsidiary in such Asset Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (ii) that is at that time outstanding, not to exceed 5.0% of Consolidated Total Assets at the time of receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, and shall in each case be deemed to be cash for purposes of this provision and for no other purpose.

SECTION 9.6 Restricted Payments. Declare or pay any Restricted Payments; provided that:

(a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Subsidiaries may pay dividends in shares of its own Qualified Equity Interests;

(b) any Subsidiary of the Borrower may pay cash dividends or make other Restricted Payments to the Borrower or any Subsidiary Guarantor (and, if applicable, to other holders of its outstanding Equity Interests on a pro rata basis);

(c) (i) any Non-Guarantor Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis); and

(d) the Borrower may repurchase its common stock (including through the purchase of Permitted Equity Derivatives) to offset vesting of options and other awards under the Borrower’s equity incentive plans;

(e) the Borrower may repurchase its common stock (including through the purchase of Permitted Equity Derivatives) within 12 months of the Closing Date to offset dilution resulting from the Ruckus Equity Issuance;

(f) the Borrower may pay normal announced quarterly dividends on its common stock consistent with past practice (including dividend increases consistent with past practice but, for the avoidance of doubt, not special or other one-time dividends);

(g) the Borrower or any of its Subsidiaries may make other Restricted Payments; provided that (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y)(i) no Ratings Downgrade has occurred or (ii) the Borrower and its Subsidiaries shall have unrestricted cash and Cash Equivalents (excluding, for the avoidance of doubt, cash and Cash Equivalents held in any Convertible Notes Repayment Account) in excess of $500,000,000 on a Pro Forma Basis after giving effect to such Restricted Payment;

(h) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Subsidiaries may redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance or other similar payments to such Persons in connection with the death, disability or termination of employment or consultancy or allocation of employment or consultancy status of any such officer, employee, director or consultant or pursuant to the terms of any agreement or plan under which such Equity Interests or options or other regular or phantom equity was issued (A) to the extent that such purchase is made with the Net Cash Proceeds of any offering or issuance of equity securities of or capital contributions to the Borrower or (B) otherwise in an aggregate amount not to exceed $11,000,000 during any Fiscal Year plus the proceeds of any key man life insurance policies received by the Borrower or any of its Subsidiaries after the Closing Date; provided that to the extent any payment described under this Section 9.6(h) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness;

(i) cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Borrower or a Subsidiary;

(j) repurchases of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Equity Interests represents a portion of the exercise, conversion or exchange price thereof and repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such Person upon such grant or award (or upon vesting thereof);

(k) the declaration and payment of required dividends to holders of any class or series of Disqualified Equity Interests of the Borrower or any Subsidiary issued or incurred in compliance with Section 9.1;

(l) payments or distributions to dissenting stockholders pursuant to applicable law in connection with any consolidation, merger or transfer of assets that is permitted by Section 9.4; and

(m) the entry into by the Borrower or any Subsidiary of any Permitted Equity Derivatives in connection with the issuance of convertible debt securities or the termination or settlement of any Permitted Equity Derivatives; provided, however, that the aggregate cost of such Permitted Equity Derivatives purchased pursuant to this clause (m) after the Closing Date shall not exceed $50,000,000.

SECTION 9.7 Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director or Affiliate of the Borrower or any of its Subsidiaries or (b) any Affiliate of any such officer, director or holder, other than:

(i) transactions permitted by Section 9.6;

(ii) transactions existing on the Closing Date and described on Schedule 9.7 of the Disclosure Letter;

(iii) transactions among Credit Parties and their Subsidiaries not prohibited hereunder;

(iv) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Borrower;

(v) employment, severance and other compensation arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business;

(vi) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business;

(vii) the issuance or sale of Qualified Equity Interests of the Borrower or any contribution of capital to the Borrower and the granting of registration and other customary rights in connection therewith;

(viii) any transaction with a joint venture in which the Borrower or a Subsidiary is a joint venturer and no other Affiliate of the Borrower is a joint venturer, or with any Subsidiary of the joint venture or other joint venturer therein, pursuant to the joint venture agreement or related agreements for such joint venture, including the contribution of any assets to such joint venture and any transfers of any equity or ownership interests in any such joint venture to any other joint venturer therein pursuant to the performance or exercise of any rights or obligations to make such transfer under the terms of the agreements governing such joint venture;

(ix) any tax-sharing or similar agreements, and any payments or transactions pursuant thereto, between the Borrower or a Subsidiary and any other Person with which the Borrower or such Borrower Subsidiary files a consolidated tax return or with which the Borrower or such Borrower Subsidiary is part of a consolidated group for tax purposes, in each case to enable such other Person to pay the portion of the consolidated tax liability attributable to the taxable income of the Borrower and its Subsidiaries for the relevant taxable period; provided that any such payments attributable to an Unrestricted Subsidiary shall be limited to the amount of any cash paid by such Unrestricted Subsidiary to the Borrower or any Restricted Subsidiary for such purpose; and

(x) customary transactions pursuant to any Permitted Receivables Financing.

SECTION 9.8 Accounting Changes; Organizational Documents.

(a) Change its Fiscal Year end (other than in the case of any Subsidiary, to conform such Subsidiary’s Fiscal Year end to that of the Borrower), or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as permitted or required by GAAP.

(b) Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders.

SECTION 9.9 Payments and Modifications of Junior Indebtedness.

(a) Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Junior Indebtedness in any respect which would materially and adversely affect the rights or remedies of the Administrative Agent and Lenders hereunder or, in the case of Subordinated Indebtedness, would violate the subordination terms thereof.

(b) Make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Junior Indebtedness, except:

(i) refinancings, refundings, renewals, extensions or exchange of any Junior Indebtedness permitted by Section 9.1 and by, in the case of Subordinated Indebtedness, any subordination provisions applicable thereto;

(ii) payments and prepayments of any Junior Indebtedness made solely with the proceeds or in the form of Qualified Equity Interests and cash for any fractional shares;

(iii) scheduled payments of principal, the payment of interest, expenses and indemnities in respect of Junior Indebtedness (other than, in the case of Subordinated Indebtedness, any such payments prohibited by any subordination provisions applicable thereto);

(iv) cash settlement of conversions of Junior Indebtedness in accordance with the terms thereof; and

(v) other payments, prepayments, redemption discharges, defeasances or other acquisitions for value of Junior Indebtedness; provided that (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y)(i) no Ratings Downgrade has occurred or (ii) the Borrower and its Subsidiaries shall have unrestricted cash and Cash Equivalents (excluding, for the avoidance of doubt, cash and Cash Equivalents held in any Convertible Notes Repayment Account) in excess of $500,000,000 on a Pro Forma Basis after giving effect to such payment or prepayment.

SECTION 9.10 No Further Negative Pledges; Restrictive Agreements.

(a) Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien to secure the Obligations upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to any agreement, document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (iii) pursuant to any agreement, document, or instrument governing Indebtedness incurred pursuant to Section 9.1(o) or Indebtedness of a Foreign Subsidiary owed to the Borrower or another Subsidiary pursuant to Section 9.1 (provided, in each case, that any such restriction contained therein relates only to the assets of the Foreign Subsidiary incurring such Indebtedness); (iv) pursuant to any agreement, document, indenture or instrument governing the Senior Notes, the Campus Sale Leaseback and the Indebtedness permitted pursuant to Section 9.1(q); (v) pursuant to any agreement, document, indenture or instrument governing any Permitted Refinancing Indebtedness incurred pursuant to Section 9.1(c) or any Indebtedness incurred pursuant to Section 9.1(h), 9.1(j) or 9.1(k); provided that such restrictions and conditions are customary for such Indebtedness and are no more restrictive, taken as a whole, than the comparable restrictions and conditions set forth in this Agreement (as reasonably determined by the Borrower in consultation with the Administrative Agent); (vi) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary as of the Closing Date and, solely to the extent required by Applicable Law, any other restrictions contained in the organizational documents of any Subsidiary; (vii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.3(u) and applicable solely to such joint venture and customary restrictions on the transfer or pledge of Equity Interests in any Person that is not a Subsidiary; (viii) customary provisions restricting assignment of any lease, license, and other agreement entered into in the ordinary course of business; (ix) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien); (x) pursuant to any agreement, document, or instrument of any Subsidiary imposing restrictions or requirements with respect to any Property in existence at the time such Subsidiary or Property was acquired, so long as such restrictions or requirements are not entered into in contemplation of such Person becoming a Subsidiary or the acquisition of such Property (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or requirement and is not more adverse to the rights or remedies of the Lenders than such restriction or requirement in effect prior to such amendment, modification, or extension); (xi) customary restrictions and conditions contained in an agreement related to the sale or other disposition of any Property (to the extent such sale or other disposition is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale or disposition, solely as to Property being sold or disposed of; and (xii) any encumbrance or restriction pursuant to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Financing; provided that such restrictions and conditions apply solely to (A) Receivables Assets involved in such Permitted Receivables Financing and (B) any applicable Special Purpose Receivables Subsidiary.

(b) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) Indebtedness permitted under Section 9.1(o) or Indebtedness of a Foreign Subsidiary owed to the Borrower or another Subsidiary pursuant to Section 9.1 (provided, in each case, that any such restriction and encumbrance contained therein relates only to the Foreign Subsidiary incurring such Indebtedness); (D) pursuant to any agreement, document, indenture or instrument governing the Senior Notes, the Campus Sale Leaseback and the Indebtedness permitted pursuant to Section 9.1(q); (E) pursuant to any agreement, document, indenture or instrument governing any Permitted Refinancing Indebtedness incurred pursuant to Section 9.1(c) or any Indebtedness incurred pursuant to Section 9.1(h), 9.1(j) or 9.1(k); provided that such restrictions and conditions are customary for such Indebtedness and are no more restrictive, taken as a whole, than the comparable restrictions and conditions set forth in this Agreement as determined in the good faith judgment of the Borrower; (F) customary restrictions and conditions contained in an agreement related to the sale or other disposition of any Property (to the extent such sale or other disposition is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale or disposition, solely as to Property being sold or disposed of; (G) any restrictions or encumbrances imposed on any Person prior to the date such Person becomes a Subsidiary, so long as such restrictions or encumbrances were not entered into in contemplation of such Person becoming a Subsidiary (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or encumbrance and is not more adverse to the rights or interests of the Lenders than such restriction or encumbrance in effect prior to such amendment, modification, or extension); (H) in the case of any Subsidiary that is not a Wholly-Owned Subsidiary, restrictions and conditions imposed by its articles or certificate of incorporation or formation, bylaws or operating agreement (or other equivalent organizational documents) or any related joint venture or similar agreements; provided that such restrictions and conditions apply only to such Subsidiary and to the Equity Interests of such Subsidiary; (I) any encumbrance or restriction pursuant to customary restrictions and conditions contained in Permitted Receivables Documents; provided that such restrictions and conditions apply solely to (x) Receivables Assets involved in such Permitted Receivables Financing and (y) any applicable Special Purpose Receivables Subsidiary; and (J) restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts entered into in the ordinary course of business and restrictions permitted under clause (c) below.

(c) Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any Credit Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 9.1(d) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith), (D) pursuant to any agreement, document, or instrument governing Indebtedness incurred pursuant to Section 9.1(o) or Indebtedness of a Foreign Subsidiary owed to the Borrower or another Subsidiary pursuant to Section 9.1 (provided, in each case, that any such restriction contained therein relates only to the assets of the Foreign Subsidiary incurring such Indebtedness); (E) pursuant to any agreement, document, indenture or instrument governing the Senior Notes, the Campus Sale Leaseback and the Indebtedness permitted pursuant to Section 9.1(q); (F) pursuant to any agreement, document, indenture or instrument governing any Permitted Refinancing Indebtedness incurred pursuant to Section 9.1(c) or any Indebtedness incurred pursuant to Section 9.1(h), 9.1(j) or 9.1(k); provided that such restrictions and conditions are customary for such Indebtedness and are no more restrictive, taken as a whole, than the comparable restrictions and conditions set forth in this Agreement as determined in the good faith judgment of the Borrower; (G) any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (H) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary (and any amendment, modification, or extension thereof that does not expand the scope of any such restriction or encumbrance and is not more adverse to the rights or interests of the Lenders than such restriction or encumbrance in effect prior to such amendment, modification, or extension), (I) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 9.5) that limit the transfer of such Property pending the consummation of such sale, (J) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto, (K) customary provisions restricting assignment of any lease, license, sublease, sublicenses or other agreement, (L) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 9.3(u) and applicable solely to such joint venture and customary restrictions on the transfer or pledge of Equity Interests in any Person that is not a Subsidiary; and (M) any encumbrance or restriction pursuant to customary restrictions and conditions contained in Permitted Receivables Documents; provided that such restrictions and conditions apply solely to (x) Receivables Assets involved in such Permitted Receivables Financing and (y) any applicable Special Purpose Receivables Subsidiary; and (L) restrictions on cash or other deposits (including escrowed funds) or net worth imposed under contracts entered into in the ordinary course of business.

SECTION 9.11 Nature of Business. Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related, incidental or ancillary thereto or that are reasonable extensions thereof.

SECTION 9.12 Sale Leasebacks. Directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a capital lease, of any Property (whether real, personal or mixed), whether now owned or hereafter acquired, (a) which any Credit Party or any Subsidiary thereof has sold or transferred or is to sell or transfer to a Person which is not another Credit Party or Subsidiary of a Credit Party or (b) which any Credit Party or any Subsidiary of a Credit Party intends to use for substantially the same purpose as any other Property that has been sold or is to be sold or transferred by such Credit Party or such Subsidiary to another Person which is not another Credit Party or Subsidiary of a Credit Party in connection with such lease (in each case, a “Sale Leaseback”); provided that the Borrower and its Subsidiaries may enter into the Campus Sale Leaseback and other Sale Leaseback transactions to the extent that the aggregate fair market value of all Property disposed after the Closing Date pursuant to Sale Leaseback (other than the Campus Sale Leaseback) transactions does not exceed $50,000,000.

SECTION 9.13 Financial Covenants.

(a) Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter ending during the periods specified below, permit the Consolidated Total Leverage Ratio to be greater than the corresponding ratio set forth below:

Period	Maximum Ratio
Closing Date through April 29, 2017	3.50 to 1.00
April 30, 2017 through April 29, 2018	3.25 to 1.00
April 30, 2018 and thereafter	3.00 to 1.00

(b) Consolidated Interest Coverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Interest Coverage Ratio to be less than 3.50 to 1.00.

ARTICLE X

DEFAULT AND REMEDIES

SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default:

(a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligation when and as due (whether at maturity, by reason of acceleration or otherwise).

(b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) Business Days.

(c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any notice or certificate delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any notice or certificate delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(d) Default in Performance of Certain Covenants. Any Credit Party thereof shall default in the performance or observance of any covenant or agreement contained in Sections 8.3(a), 8.4 (solely with respect to the Borrower) or 8.15 or Article IX.

(e) Default in Performance of Other Covenants and Conditions. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof.

(f) Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of any Indebtedness (other than the Loans, any Reimbursement Obligation and intercompany Indebtedness solely between or among the Borrower and its Wholly-Owned Subsidiaries) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans, any Reimbursement Obligation and intercompany Indebtedness solely between or among the Borrower and its Wholly-Owned Subsidiaries) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized; provided that this clause (f)(ii) shall not apply to: (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (B) the satisfaction of a condition to conversion or exchange of any convertible or exchangeable Indebtedness (including the Convertible Notes) permitted to be incurred under this Agreement or any settlement of any such conversion or exchange permitted hereunder.

(g) [Reserved].

(h) Change in Control. Any Change in Control shall occur.

(i) Voluntary Bankruptcy Proceeding. Any Credit Party or any Subsidiary thereof that is a Material Subsidiary shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(j) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Subsidiary thereof that is a Material Subsidiary in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Subsidiary thereof that is a Material Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

(k) Failure of Agreements. Any material provision of this Agreement or any material provision of any other Loan Document shall for any reason cease to be valid and binding on any Credit Party or any Subsidiary thereof party thereto or any such Person shall so state in writing, or, after a Collateral Trigger Event, any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to non-consensual Permitted Liens) on, or security interest in, any of the Collateral with a fair market value, individually or in the aggregate, in excess of the Threshold Amount purported to be covered thereby (except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents), in each case other than in accordance with the express terms hereof or thereof.

(l) ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(m) Judgment. One or more judgments, orders or decrees shall be entered against any Credit Party or any Subsidiary thereof by any court and continues without having been discharged, vacated or stayed for a period of sixty (60) consecutive days after the entry thereof and such judgments, orders or decrees are for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has not disputed coverage), equal to or in excess of the Threshold Amount.

SECTION 10.2 Remedies.

(a) Upon the occurrence and during the continuance of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower:

(i) Acceleration; Termination of Credit Facility. Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j) (relating to the Borrower), the Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

(ii) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred, demand that the Borrower deposit in a Cash Collateral account opened by the Administrative Agent an amount equal to 102% of the aggregate then undrawn and unexpired amount of such Letters of Credit; provided, that upon the occurrence of an Event of Default specified in Section 10.1(i) or (j) (relating to the Borrower), the Borrower shall be automatically obligated to provide such Cash Collateral without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding. Amounts held in such Cash Collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations in accordance with Section 10.3. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Secured Obligations shall have been paid in full, the balance, if any, in such Cash Collateral account shall be returned to the Borrower.

(b) General Remedies. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, exercise on behalf of the Secured Parties all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc.

(a) The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10.2 for the benefit of all the Lenders and the Issuing Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Issuing Lender or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuing Lender or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 12.4 (subject to the terms of Section 5.6), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10.2 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 5.6, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

SECTION 10.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 10.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees (other than Commitment Fees and Letter of Credit fees payable to the Revolving Credit Lenders), indemnities and other amounts (other than principal and interest) payable to the Lenders, the Issuing Lender and the Swingline Lender under the Loan Documents, including attorney fees, ratably among the Lenders, the Issuing Lender and the Swingline Lender in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid Commitment Fees, Letter of Credit fees payable to the Revolving Credit Lenders and interest on the Loans and Reimbursement Obligations, ratably among the Lenders, the Issuing Lender and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the Issuing Lenders, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article XI for itself and its Affiliates as if a “Lender” party hereto.

SECTION 10.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 3.3, 5.3 and 12.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 5.3 and 12.3.

SECTION 10.6 Credit Bidding.

(a) The Administrative Agent, on behalf of itself and the Secured Parties, shall have the right, exercisable at the discretion of the Required Lenders, to credit bid and purchase for the benefit of the Administrative Agent and the Secured Parties all or any portion of Collateral at any sale thereof conducted by the Administrative Agent under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, at any sale thereof conducted under the provisions of the United States Bankruptcy Code, including Section 363 thereof, or a sale under a plan of reorganization, or at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with Applicable Law. Such credit bid or purchase may be completed through one or more acquisition vehicles formed by the Administrative Agent to make such credit bid or purchase and, in connection therewith, the Administrative Agent is authorized, on behalf of itself and the other Secured Parties, to adopt documents providing for the governance of the acquisition vehicle or vehicles, and assign the applicable Secured Obligations to any such acquisition vehicle in exchange for Equity Interests and/or debt issued by the applicable acquisition vehicle (which shall be deemed to be held for the ratable account of the applicable Secured Parties on the basis of the Secured Obligations so assigned by each Secured Party); provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 12.2.

(b) Each Lender hereby agrees, on behalf of itself and each of its Affiliates that is a Secured Party, that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any of the Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE XI

THE ADMINISTRATIVE AGENT

SECTION 11.1 Appointment and Authority.

(a) Each of the Lenders and each Issuing Lender hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Sections 11.6 and 11.9 the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as a potential Hedge Bank or Cash Management Bank) and the Issuing Lenders hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such Issuing Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto (including, without limitation, to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article XI for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of Articles XI and XII (including Section 12.3, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 11.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 11.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 12.2 and Section 10.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (including, without limitation, any report provided to it by an Issuing Lender pursuant to Section 3.9), (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, the creation, perfection or priority of any Lien purported to be created by the Security Documents or the value or the sufficiency of any Collateral, (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the utilization of any Issuing Lender’s L/C Commitment (it being understood and agreed that each Issuing Lender shall monitor compliance with its own L/C Commitment without any further action by the Administrative Agent).

SECTION 11.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 11.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Credit Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

SECTION 11.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity pay-

ments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 12.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d) Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender, if in its sole discretion it elects to, and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 11.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 11.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the managing agents, syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

SECTION 11.9 Collateral and Guaranty Matters.

(a) Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Hedge Bank or Cash Management Bank) irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (A) upon the termination of the Revolving Credit Commitment and payment in full of all Secured Obligations (other than (1) contingent indemnification obligations and (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the applicable Issuing Lender shall have been made), (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition to a Person other than a Credit Party permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 12.2; and

(ii) to release any Subsidiary Guarantor from its obligations under any Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section 11.9. In each case as specified in this Section 11.9, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 9.5 to a Person other than a Credit Party, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

SECTION 11.10 Secured Hedge Agreements and Secured Cash Management Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 10.4 or any Collateral by virtue of the provisions hereof or of any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Cash Management Agreements and Secured Hedge Agreements, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Brocade Communications Systems, Inc.

130 Holger Way

San Jose, California 95134

Attention of: General Counsel

Facsimile No.: (408) 333-8344

With copies to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, CA 94111-5800

Attention of: Gian-Michele a Marca

Telephone No.: (415) 693-2148

Facsimile No.: (415) 693-2222

E-mail: gmamarca@cooley.com

If to Wells Fargo as

Administrative Agent:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2703

Facsimile No.: (704) 715-0092

With copies to:

Wells Fargo Bank, National Association

121 South Market Street, 3rd Floor

San Jose, CA 95113

Attention of: Alicia Kachmarik

Telephone No.: (408) 497-3522

E-mail: alicia.kachmarik@wellsfargo.com

and

Wells Fargo Bank, National Association

121 South Market Street, 3rd Floor

San Jose, CA 95113

Attention of: Karen Byler

Telephone No.: (408) 406-0752

E-mail: karen.a.byler@wellsfargo.com

If to any Lender:

To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.

(e) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including, without limitation, the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

SECTION 12.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) without the prior written consent of the Required Revolving Credit Lenders, amend, modify or waive (i) Section 6.2 or any other provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Credit Lenders (pursuant to, in the case of any such amendment to a provision hereof other than Section 6.2, any substantially concurrent request by the Borrower for a borrowing of Revolving Credit Loans or issuance of Letters of Credit) to make Revolving Credit Loans when such Revolving Credit Lenders would not otherwise be required to do so, (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Sublimit;

(b) increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 10.2) or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(c) subject to Section 5.16, waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the rate set forth in Section 5.1(b) during the continuance of an Event of Default or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Obligation or to reduce any fee payable hereunder;

(e) change Section 5.6 or Section 10.4 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(f) change Section 4.4(b) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(g) except as otherwise permitted by this Section 12.2 change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or “Required Revolving Credit Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(h) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 9.4), in each case, without the written consent of each Lender; or

(i) release (i) all of the Subsidiary Guarantors or (ii) Subsidiary Guarantors comprising substantially all of the credit support for the Secured Obligations, in any case, from any Subsidiary Guaranty Agreement (other than as authorized in Section 11.9), without the written consent of each Lender; or

(j) release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 11.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) or modify Section 8.14(c) in a manner materially adverse to the Lenders without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Application may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Application shall be promptly delivered to the Administrative Agent upon such amendment or waiver and (vi) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including, without limitation, amendments to this Section 12.2) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 5.13 and Section 5.16 (including, without limitation, as applicable, (1) to permit the Incremental Term Loans and the Incremental Revolving Credit Increases to share ratably in the benefits of this Agreement and the other Loan Documents, (2) to include the Incremental Term Loan Commitments and the Incremental Revolving Credit Increase, as applicable, or outstanding Incremental Term Loans and outstanding Incremental Revolving Credit Increase, as applicable, in any determination of (i) Required Lenders or Required Revolving Credit Lenders, as applicable or (ii) similar required lender terms applicable thereto; provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Commitment Percentage, in each case, without the written consent of such affected Lender and (3) to make amendments to any outstanding tranche of Term Loans to permit any Incremental Term Loan Commitments and Incremental Term Loans to be “fungible” (including, without limitation, for purposes of the Code) with such tranche of Term Loans, including, without limitation, increases in the Applicable Margin or any fees payable to such outstanding tranche of Term Loans or providing such outstanding tranche of Term Loans with the benefit of any call protection or covenants that are applicable to the proposed Incremental Term Loan Commitments or Incremental Term Loans; provided that any such amendments or modifications to such outstanding tranche of Term Loans shall not directly adversely affect the Lenders holding such tranche of Term Loans without their consent).

SECTION 12.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Credit Party, jointly and severally, shall pay, upon presentation of a summary statement, (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented out-of-pocket fees, disbursements and other charges of the one primary counsel to the Administrative Agent and Arrangers and of a single local counsel to the Administrative Agent and Arrangers in each appropriate jurisdiction (which may include a single local counsel acting in multiple jurisdictions) or counsel otherwise retained with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed)) in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the reasonable and documented out-of-pocket fees, disbursements and other charges of the one primary counsel to the Administrative Agent, Lenders and Issuing Lenders and of a single local counsel to the Administrative Agent, Lenders and Issuing Lenders in each appropriate jurisdiction (which may include a single local counsel acting in multiple jurisdictions) and, solely in the case of a conflict of interest, one additional counsel in each applicable jurisdiction to the affected Persons) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including reasonable and documented fees, expenses and charges of one firm of counsel for all such Indemnitees, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnitees, taken as a whole, and, solely in the case of a conflict of interest, one additional counsel in each applicable jurisdiction to the affected Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower), arising out of, in connection with, or as a result of (i) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including, without limitation, the Transactions), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property owned or operated at any time by any Credit Party or any Subsidiary thereof, or any Environmental Claim or liability under Environmental Laws related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of such Indemnitee’s Controlled Affiliates or any of its or their respective officers, directors, employees, agents, advisors, or other representatives, in each case who are involved in or aware of the Transactions or (B) a material breach of the obligations of such Indemnitees or any of such Indemnitee’s Affiliates under the Loan Documents or (C) disputes between and among Indemnitees to the extent such disputes do not arise from any act or omission of the Borrower or any of its Affiliates (other than claims against an

Indemnitees acting in its capacity as Administrative Agent or Arranger or any similar role under the Loan Documents unless such claims arise from the gross negligence, bad faith or willful misconduct of such Indemnitee). This Section 12.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In the case of an investigation, litigation or proceeding to which the indemnity in this Section 12.3 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its equity holders or creditors or an Indemnitee and whether or not an Indemnitee is otherwise a party thereto. The Borrower shall not be liable for any settlement of any threatened or pending claim or action effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if any such claim or action is settled with the Borrower’s written consent, or if there is a final non-appealable judgment of a court of competent jurisdiction against an Indemnitee in any such claim or action, the Borrower agrees to indemnify and hold harmless such Indemnitee in the manner set forth in this clause (b).

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time, or if the Total Credit Exposure has been reduced to zero, then based on such Lender’s share of the Total Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 5.7.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, each party hereto shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing in this clause (d) shall limit the Borrower’s indemnity and reimbursement obligations under the Loan Documents. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

SECTION 12.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 5.15 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 12.5 Governing Law; Jurisdiction, Etc.

(a) Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower on behalf of itself and each other Credit Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 12.6 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 12.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Administrative Agent or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or Secured Obligations, as applicable, or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent, and each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable ratable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent plus interest thereon at a per annum rate equal to the Federal Funds Rate from the date of such demand to the date such payment is made to the Administrative Agent.

SECTION 12.8 Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

SECTION 12.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that, in each case with respect to any Credit Facility, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Credit Facility) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility, unless each of the Administrative Agent and, so long as no Event of Default under Section 10.1(a), (b), (i) (with respect to the Borrower) or (j) (with respect to the Borrower) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate classes on a non pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under Section 10.1(a), (b), (i) (with respect to the Borrower) or (j) (with respect to the Borrower) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Credit Facility;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consents of the Issuing Lenders and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Credit Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 5.8, 5.9, 5.10, 5.11 and 12.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void.)

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption and each Lender Joinder Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice. The Obligations under the Loan Documents are registered obligations and the right, title and interest of the Lenders and their assignees in and to such Obligations shall be transferrable only upon notation of such transfer in the Register. This Section 12.9 shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any other relevant or successor provisions of the Code or such regulations).

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a nat-

ural Person, or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.2(b), (c), (d) or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 5.9, 5.10 and 5.11 (subject to the requirements and limitations therein, including the requirements under Section 5.11(g) (it being understood that the documentation required under Section 5.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 5.12 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 5.10 or 5.11, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.6 and Section 12.4 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f) Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

SECTION 12.10 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Related Parties in connection with the Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with the Administrative Agent’s, the Issuing Lender’s or any Lender’s regulatory compliance policy if the Administrative Agent, the Issuing Lender or such Lender, as applicable, deems such disclosure to be necessary for the mitigation of claims by those authorities against the Administrative Agent, the Issuing lender or such Lender, as applicable, or any of its Related Parties (in which case, the Administrative Agent, the Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process (in which case, the Administrative Agent, the Issuing Lender or such Lender, as applicable, shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Secured Hedge Agreement or Secured Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Secured Hedge Agreement or Secured Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility, (h) with the consent of the Borrower, (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality obligations owing to the Borrower, any of its Subsidiaries or any their Affiliates or (ii) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (j) to the extent that such information is independently developed by such Person, or (k) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 12.11 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 12.12 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

SECTION 12.13 Survival.

(a) All representations and warranties set forth in Article VII and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 12.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 12.15 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

SECTION 12.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative

Agent, the Issuing Lender, the Swingline Lender and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 12.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) or otherwise satisfied in a manner acceptable to the Issuing Lender) and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 12.18 USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Law.

SECTION 12.19 Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VIII or IX hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII or IX, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VIII or IX.

SECTION 12.20 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Arrangers or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arrangers or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b) Each Credit Party acknowledges and agrees that each Lender, the Arrangers and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, Arranger or Affiliate thereof were not a Lender or Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Credit Facilities) and without any duty to account therefor to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing. Each Lender, the Arrangers and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Credit Facilities or otherwise without having to account for the same to any other Lender, the Arrangers, the Borrower or any Affiliate of the foregoing.

SECTION 12.21 Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

SECTION 12.22 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 12.23 Releases of Liens and Subsidiary Guarantors.

(a) A Subsidiary Guarantor shall automatically be released from its obligations under the Guaranty Agreement and any other Loan Documents upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders (or such other percentage of the Lenders as required by this Agreement) shall have consented pursuant to Section 12.2 to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section 12.23, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 12.23 shall be without recourse to or warranty by the Administrative Agent.

(b) Further, the Administrative Agent shall, upon the written request of the Borrower, release any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Subsidiary Guarantor becomes an Excluded Subsidiary.

(c) Upon (i) any disposition (other than any lease or license) by any Credit Party (other than to any Credit Party) of any Collateral in a transaction permitted under this Agreement or (ii) the effectiveness of any written consent of the Required Lenders (or such other percentage of Lenders as required by this Agreement) pursuant to Section 12.2 to the release of the security interest created under any Security Document in any Collateral, the security interests in such Collateral created by the Security Documents shall be automatically released.

(d) In connection with any termination or release pursuant to this Section 12.23, the Administrative Agent shall execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such termination, release or subordination.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BROCADE COMMUNICATIONS SYSTEMS, INC., as Borrower

By:	/s/ Jean Samuel Furter
Name:	Jean Samuel Furter
Title:	Vice President and Treasurer

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Matthew Thoreson

Name:	Matthew Thoreson

Title:	EVP

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

If a second signature block is necessary:

By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

SunTrust Bank, as Lender

By:	/s/ Sheryl Squires Kerley
Name: Sheryl Squires Kerley
Title: Vice President

Bank of the West, as Lender

By:	/s/ Terry A. Switz
Name: Terry A. Switz
Title: Director

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Brian Seipke
Name: BRIAN SEIPKE
Title: VICE PRESIDENT

The Bank of Tokyo-Mitsubishi UFJ LTD., as Lender

By:	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

COMPASS BANK, as Lender

By:	/s/ Tyler Mei
Name: Tyler Mei
Title: Senior Vice President

FIFTH THIRD BANK, as Lender

By:	/s/ Suzanne Rode
Name: SUZANNE RODE
Title: MANAGING DIRECTOR

PNC Bank National Association, as Lender

By:	/s/ Matthew D. Meister
Name: Matthew D. Meister
Title: Vice President

TD Bank, N.A., as Lender

By:	/s/ Matt Waszmer
Name: Matt Waszmer
Title: Senior Vice President

HSBC Bank USA N.A., as Lender

By:	/s/ Christian Sumulong
Name: Christian Sumulong
Title: Vice President

BANK OF CHINA LIMITED, NEW YORK BRANCH, as Lender

By:	/s/ Haifeng Xu
Name: Haifeng Xu
Title: Executive Vice President

KEYBANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Geoff Smith
Name: Geoff Smith
Title: Senior Vice President

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ John Lascody
Name: John Lascody
Title: Vice President

Taiwan Cooperative Bank, Ltd Acting Through its New York Branch, as Lender

By:	/s/ LiHua Huang
Name: LiHua Huang
Title: Senior Vice President & General Manager

EXHIBIT A-1

FORM OF REVOLVING CREDIT NOTE

[See Attached.]

A-1-1

REVOLVING CREDIT NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation (the “Borrower”), promises to pay to                              (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of              DOLLARS ($            ) or, if less, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

The Indebtedness evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

A-1-2

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:
Name:
Title:

A-1-3

EXHIBIT A-2

FORM OF SWINGLINE NOTE

[See Attached.]

A-2-1

SWINGLINE NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation (the “Borrower”), promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of              DOLLARS ($            ) or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. Swingline Loans refunded as Revolving Credit Loans in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Swingline Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

The Indebtedness evidenced by this Swingline Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Swingline Note.

A-2-2

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note under seal as of the day and year first above written.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:
Name:
Title:

A-2-3

EXHIBIT A-3

FORM OF TERM LOAN NOTE

[See Attached.]

A-3-1

TERM LOAN NOTE

$	, 20

FOR VALUE RECEIVED, the undersigned, BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation (the “Borrower”), promises to pay to              (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the principal sum of              DOLLARS ($            ) or, if less, the principal amount of all Term Loans made by the Lender pursuant to that certain Credit Agreement, dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Term Loan Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 5.1 of the Credit Agreement. All payments of principal and interest on this Term Loan Note shall be payable in lawful currency of the United States of America in immediately available funds to the account designated in the Credit Agreement.

This Term Loan Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Term Loan Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Term Loan Note and on which such Obligations may be declared to be immediately due and payable.

THIS TERM LOAN NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

The Indebtedness evidenced by this Term Loan Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Term Loan Note.

A-3-2

IN WITNESS WHEREOF, the undersigned has executed this Term Loan Note under seal as of the day and year first above written.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:
Name:
Title:

A-3-3

EXHIBIT B

FORM OF NOTICE OF BORROWING

[See Attached.]

NOTICE OF BORROWING

Dated as of:

Wells Fargo Bank, National Association,

    as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section [2.3(a)] [4.2] of the Credit Agreement dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among BROCADE COMMUNICATIONS SYSTEMS, INC., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby requests that the Lenders make [a Revolving Credit Loan] [a Swingline Loan] [the Initial Term Loan] [an Incremental Term Loan] to the Borrower in the aggregate principal amount of $            . (Complete with an amount in accordance with Section 2.3 or Section 4.1, as applicable, of the Credit Agreement.)

2. The Borrower hereby requests that such Loan be made on the following Business Day:             . (Complete with a Business Day in accordance with Section 2.3 of the Credit Agreement for Revolving Credit Loans or Swingline Loans, Section 4.2(a) of the Credit Agreement for the Initial Term Loan or Section 4.2(b) of the Credit Agreement for Incremental Term Loans).

3. The Borrower hereby requests that such Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan	Interest Rate	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (if applicable)
[Base Rate or LIBOR Rate][1]

4. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

[1]	Complete with (i) the Base Rate or the LIBOR Rate for Revolving Credit Loans, the Initial Term Loan or any Incremental Term Loan or (ii) the Base Rate for Swingline Loans.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT C

FORM OF NOTICE OF ACCOUNT DESIGNATION

[See Attached.]

NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Wells Fargo Bank, National Association,

    as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account(s):

ABA Routing Number:

Account Number:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF PREPAYMENT

[See Attached.]

NOTICE OF PREPAYMENT

Dated as of:

Wells Fargo Bank, National Association,

    as Administrative Agent MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you pursuant to Section [2.4(c)] [4.4(a)] of the Credit Agreement dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans]:             . (Complete with an amount in accordance with Section 2.4 of the Credit Agreement.)

2. The Loan to be prepaid is [check each applicable box]

☐ a Swingline Loan

☐ a Revolving Credit Loan

☐ the Initial Term Loan

☐ an Incremental Term Loan

3. The Borrower shall repay the above-referenced Loans on the following Business Day:             . (Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan and (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan.)

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

[See Attached.]

NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Wells Fargo Bank, National Association,

    as Administrative Agent

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 5.2 of the Credit Agreement dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The Loan to which this Notice relates is a [a Revolving Credit Loan] [the Initial Term Loan] [an Incremental Term Loan]. (Delete as applicable.)

2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

	Outstanding principal balance:	$

	Principal amount to be converted:	$

Requested effective date of conversion:

Requested new Interest Period:

☐	Converting a portion of LIBOR Rate Loan into a Base Rate Loan

	Outstanding principal balance:	$

	Principal amount to be converted:	$

Last day of the current Interest Period:

Requested effective date of conversion:

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

	Outstanding principal balance:	$

	Principal amount to be continued:	$

Last day of the current Interest Period:

Requested effective date of continuation:

Requested new Interest Period:

3. The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:
Name:
Title:

EXHIBIT F

OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of Brocade Communications Systems, Inc., a corporation organized under the laws of Delaware (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1. This certificate is delivered to you pursuant to Section 8.2 of the Credit Agreement dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of              and for the              period[s] then ended and such statements were prepared in accordance with GAAP to fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3. I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4. The Applicable Margins and calculations determining such figures are set forth on the attached Schedule 1, the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Section 9.13 of the Credit Agreement as shown on such Schedule 1 and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement [except, if a condition or event of non-compliance existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

[Signature Page Follows]

WITNESS the following signature as of the day and year first written above.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:
Name:
Title:

Schedule 1

to

Officer’s Compliance Certificate

For the Quarter/Year ended                          (“Statement Date”)

I. Section 9.03(a) – Consolidated Total Leverage Ratio.1

A.	Consolidated Funded Indebtedness:[2]

At the Statement Date, the sum, without duplication, for Borrower and its Subsidiaries (determined on a Consolidated basis) of:

1.	all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments,

2.	all Attributable Indebtedness with respect to Capital Lease Obligations and Synthetic Leases of the Borrower and its Subsidiaries (regardless of whether accounted for as indebtedness under GAAP),

3.	all Indebtedness secured by a Lien on any asset owned or being purchased (including indebtedness arising under conditional sales or other title retention agreements except trade payables and accrued expenses arising in the ordinary course of business and licenses in the ordinary course of business), whether or not such indebtedness shall have been assumed by the Borrower or its Subsidiaries or is limited in recourse,

4.	all obligations under drawn letters of credit, including, without limitation, any Reimbursement Obligation, and all obligations under drawn banker’s acceptances issued for the account of the Borrower or its Subsidiaries, and

5.	all Guarantees with respect to any of the foregoing,

minus:

6.	any intercompany loans of the Borrower and its consolidated Subsidiaries,

7.	earn-out obligations to the extent not then payable and if not recognized as debt on balance sheet in accordance with GAAP, and

8.	hedging obligations.

9.	Consolidated Funded Indebtedness at Statement Date:	$

B. Consolidated EBITDA for the Test Period ending on the above date (“Subject Period”):

1.	Consolidated Net Income for the Subject Period	$

plus, without duplication, to the extent deducted in determining Consolidated Net Income for the Subject Period, the sum of:

2.	income and franchise taxes paid or accrued during the Subject Period, including any penalties and interest related to such taxes or arising from any tax examinations,

3.	Consolidated Interest Expense and any non-cash interest expense under ASC 470-20 (or any successor accounting standards),

4.	Amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses), depreciation, non-cash losses and expenses resulting from fair value accounting pursuant to ASC 815 (or any successor or related accounting standards), non-cash impairment charges or asset write-offs or write-downs, including those resulting from the application of ASC 350 or ASC 360 (or any successor or related accounting standards) and other non-cash charges, expenses or losses (except to the extent that such non-cash charges, expenses or losses are reserved for cash charges to be taken in the future),

5.	extraordinary, unusual or non-recurring charges, expenses or losses,

6.	carveout costs, restructuring costs, integration costs, retention, recruiting, relocation and signing bonuses and expenses, severance costs, transaction fees and expenses and management fees and expenses, including, without limitation, any one time expense relating to enhanced accounting function or other transaction costs,

7.	“run rate” synergies, operating expense reductions and other operating improvements and cost savings in connection with (1) the Ruckus Acquisition and Acquisitions not prohibited under the Credit Agreement (including the commencement of activities constituting such business), (2) Specified Dispositions (including the termination or discontinuance of activities constituting such business), and/or (3) other operational changes (including, to the extent applicable, from the Transactions or any restructuring), in each case, so long as certified by a Responsible Officer of the Borrower as having been determined in good faith to be reasonably anticipated to be realizable within 12 months following any such acquisition, disposition or operational change and are reasonably identifiable and factually supportable,

8.	other accruals, payments and expenses (including legal, tax, structuring and other costs and expenses) related to (1) the Transactions and (2) other non-ordinary course of Acquisitions, Investments, dividends, dispositions, consolidations, recapitalizations, or issuances or amendments of Indebtedness or Equity Interests permitted under the Credit Agreement, whether or not consummated,

9.	any non-cash increase in expenses due to purchase accounting,

10.	proceeds of business interruption insurance received in cash during such period,

11.	charges, losses or expenses to the extent indemnified or insured or reimbursed by a third party to the extent such indemnification, insurance or reimbursement is actually received in cash for such period,

12.	such other adjustments consistent with Article 11 of Regulation S-X under the Securities Act,

14.	stock option and other equity-based compensation expenses,

15.	any net loss from discontinued operations and any losses from the Asset Disposition of discontinued operations,

16.	any loss realized as a result of the cumulative effect of a change in accounting principles, and

17.	any net loss attributable to the early extinguishment or conversion of Indebtedness or other long-term liabilities,

minus, without duplication, to the extent included in determining Consolidated Net Income for the Subject Period, the sum of:

18.	interest income,

19.	any extraordinary, unusual or non-recurring gains,

20.	non-cash gains or non-cash items increasing Consolidated Net Income,

21.	any net gain from discontinued operations and any gains from the Asset Disposition of discontinued operations,

22.	any gain realized as a result of the cumulative effect of a change in accounting principles, and

23.	any net gain attributable to the early extinguishment or conversion of Indebtedness or other long-term liabilities.

24.	Consolidated EBITDA[3] for Subject Period

$

C.	Consolidated Total Leverage Ratio (Line I.A.9 ÷ Line I.B.24):	to 1:00

D.	Covenant Requirement:

Period	Maximum Ratio
Closing Date through April 29, 2017	3.50 to 1.00
April 30, 2017 through April 29, 2018	3.25 to 1.00
April 30, 2018 and thereafter	3.00 to 1.00

II. Section 9.03(b) – Consolidated Interest Coverage Ratio.4

A.	Consolidated EBITDA for the Subject Period (Line I.B.24.):	$

B.	Consolidated Interest Expense for the Subject Period:

The sum without duplication, for the Borrower and its Subsidiaries in accordance with GAAP (determined on a consolidated basis) of:

1.	interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements) for such period other than non-cash interest expense under ASC 470-20 (or any successor accounting standards).	$

C.	Consolidated Interest Coverage Ratio (Line II.A. ÷ Line II.B.1):

D.	Covenant Requirement:

1.	For fiscal quarter ended on or after :	Greater than or equal to 3.50 to 1.00

[1]	Testing to begin with fiscal quarter ending June 30, 2016.
[2]	In respect of Indebtedness of another Person secured by a Lien on the assets of the Borrower or its Subsidiaries, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date and (y) the amount of such Indebtedness as of such date.
[3]	In the calculation of Consolidated EBITDA, the aggregate amount of addbacks pursuant to Line I.B.6, Line I.B.7 and Line I.B.8 clause (2) above in any Subject Period shall be capped at 15% of Consolidated EBITDA for such Subject Period (prior to giving effect to such addbacks). Consolidated EBITDA shall be calculated on a Pro Forma Basis. Notwithstanding the foregoing, Consolidated EBITDA for (i) the fiscal quarter ended August 1, 2015 shall be $189,765,629, (ii) the fiscal quarter ended October 31, 2015 shall be $189,598,192, (iii) the fiscal quarter ended January 30, 2016 shall be $193,323,795 and (iv) the fiscal quarter ended April 30, 2016 shall be $160,755,286.
[4]	Testing to begin with fiscal quarter ending June 30, 2016.

EXHIBIT G

FORM OF ASSIGNMENT AND ASSUMPTION

[See Attached.]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of [            ], 20[     ] (the “Effective Date”) and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]2 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees][the Assignors]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrower:

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement: The Credit Agreement dated as of [ ], 2016 among Brocade Communications Systems, Inc., as Borrower, the Lenders parties thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	][5]

[Remainder of Page Intentionally Left Blank]

[5]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                                          , 2         [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and]6 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent [, Issuing Lender and Swingline Lender]

By:
Title:

[Consented to:]7

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:
Title:

[6]	To be added for assignments in respect of (i) the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.
[7]	To be added unless (x) an Event of Default under Section 10.1(a), (b), (i) (with respect to the Borrower) or (j) (with respect to the Borrower) has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

SCHEDULE 1

To Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned[8]	Aggregate Amount of Commitment/ Loans for all Lenders[9]	Amount of Commitment/ Loans Assigned[10]	Percentage Assigned of Commitment/ Loans[11]	CUSIP Number

	$	$	%

	$	$	%

	$	$	%

[NAME OF ASSIGNEE][12] [and is an Affiliate/Approved Fund of [identify Lender]13]

By:
Title:

[8]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,” “Initial Term Loans,” etc.)
[9]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[10]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[11]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[12]	Add additional signature blocks, as needed.
[13]	Select as applicable.

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 12.9(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to [Section 6.1] [Section 8.1] thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H-1

FORM OF

NON-BANK TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), the lenders or other financial institutions or entities from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.11(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent with a certificate of its non-U.S. person status on the applicable Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment.

[Lender]

By:
Name:
Title:

[Address]

Dated:

H-1

EXHIBIT H-2

FORM OF

NON-BANK TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), the lenders or other financial institutions or entities from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.11(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower and the Administrative Agent with an Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Signature Page Follows]

H-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated:

H-2-2

EXHIBIT H-3

FORM OF

NON-BANK TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), the lenders or other financial institutions or entities from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to provision of Section 5.11(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on the applicable Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Participant]

By:
Name:
Title:

[Address]

Dated:

H-3-1

EXHIBIT H-4

FORM OF

NON-BANK TAX CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of [            ], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), the lenders or other financial institutions or entities from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Pursuant to the provisions of Section 5.11(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10-percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with an Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or W-8BEN-E or (ii) an Internal Revenue Service Form W-IMY accompanied by an Internal Revenue Service Form W-8BEN or W-8BEN-E from each of such partner/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

[Participant]

By:
Name:
Title:

[Address]

Dated:

H-4

EXHIBIT I

SOLVENCY CERTIFICATE

[                ], 2016

Pursuant to Section 6.1(d)(iii) of Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent, the undersigned [chief financial officer][other office with equivalent duties] of the Borrower hereby certifies as of the date hereof, solely on behalf of the Borrower and not in [her]/[his] individual capacity and without assuming any personal liability whatsoever, that:

I.	I am familiar with the finances, properties, businesses and assets of the Borrower and its Subsidiaries. I have reviewed the Credit Agreement and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of the Borrower and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of the Borrower and its Subsidiaries.

II.	On the date hereof, after giving effect to the Transaction, the Borrower and its Subsidiaries (on a consolidated basis) (a) have assets with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value greater than the amount that will be required to pay their liability on their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an un-reasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

BROCADE COMMUNICATIONS SYSTEMS, INC.

By:
Name:
Title:

2

EXHIBIT J

FORM OF U.S. PLEDGE AGREEMENT

By

BROCADE COMMUNICATIONS SYSTEMS, INC.,

as Borrower

and

THE GUARANTORS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

Dated as of [                ], 20[    ]

		Page
ARTICLE VI TRANSFERS

SECTION 6.1.	TRANSFERS OF PLEDGED COLLATERAL	12

ARTICLE VII

REMEDIES

SECTION 7.1.	REMEDIES	12
SECTION 7.2.	NOTICE OF SALE	14
SECTION 7.3.	WAIVER OF NOTICE AND CLAIMS	14
SECTION 7.4.	CERTAIN SALES OF COLLATERAL	15
SECTION 7.5.	NO WAIVER; CUMULATIVE REMEDIES	16

ARTICLE VIII

APPLICATION OF PROCEEDS

SECTION 8.1.	APPLICATION OF PROCEEDS	16

ARTICLE IX MISCELLANEOUS

SECTION 9.1.	CONCERNING COLLATERAL AGENT	16
SECTION 9.2.	COLLATERAL AGENT MAY PERFORM; COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT	17
SECTION 9.3.	CONTINUING SECURITY INTEREST; ASSIGNMENT	18
SECTION 9.4.	TERMINATION; RELEASE	18
SECTION 9.5.	MODIFICATION IN WRITING	19
SECTION 9.6.	NOTICES	19
SECTION 9.7.	GOVERNING LAW, CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL	19
SECTION 9.8.	SEVERABILITY OF PROVISIONS	19
SECTION 9.9.	EXECUTION IN COUNTERPARTS	19
SECTION 9.10.	BUSINESS DAYS	20
SECTION 9.11.	NO CREDIT FOR PAYMENT OF TAXES OR IMPOSITION	20
SECTION 9.12.	NO CLAIMS AGAINST COLLATERAL AGENT	20
SECTION 9.13.	NO RELEASE	20
SECTION 9.14.	OBLIGATIONS ABSOLUTE	21

SIGNATURES		S-1

Schedule 3.3	Filings/Filing Offices
Schedule 3.4(a)	Equity Interests of Companies and Subsidiaries
Schedule 3.4(b)	Other Equity Interests
Schedule 4.5(a)	Legal Names
Schedule 4.5(b)	Prior Organizational Names
Schedule 4.5(c)	Changes in Corporate Identity; Other Names
Schedule 4.5(d)	Transactions Relating to Collateral
Schedule 4.6	Chief Executive Offices

Exhibit 1	Form of Issuer’s Acknowledgment
Exhibit 2	Form of Securities Pledge Amendment
Exhibit 3	Form of Joinder Agreement

-ii-

U.S. PLEDGE AGREEMENT

This U.S. PLEDGE AGREEMENT dated as of [            ] (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), and the Guarantors from to time to time party hereto (the “Guarantors”), as pledgors, assignors and debtors (the Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors,” and each, a “Pledgor”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (as hereinafter defined) in its capacity as collateral agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).

● R E C I T A L S :

A. The Borrower, the Guarantors, the Administrative Agent, the Collateral Agent and the lending institutions listed therein have entered into that certain credit agreement, dated as of May 27, 2016 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement.

B. Each Pledgor has and will receive substantial benefits from the execution, delivery and performance of the obligations under the Credit Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement.

C. This Agreement is given by each Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations.

D. It is a requirement under Section 8.14 of the Credit Agreement and a condition to the continuing (i) obligations of the Lenders to make the Loans under the Credit

Agreement, (ii) obligations of the Issuing Bank to issue Letters of Credit and (iii) performance of the obligations of the Secured Parties under Hedging Agreements and Treasury Services Agreements that constitute Secured Obligations that each Pledgor execute and deliver this Agreement.

● A G R E E M E N T :

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Pledgor and the Collateral Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.1. Definitions.

Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC;

(a) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Section 1.2 of the Credit Agreement shall apply herein mutatis mutandis.

(b) The following terms shall have the following meanings:

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Borrower” shall have the meaning assigned to such term in the Preamble hereof.

“Collateral” shall have the meaning assigned to such term in Section 2.1 hereof

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Distributions” shall mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Securities. Notwithstanding anything to the contrary contained herein, “Distributions” shall not include any Excluded Assets to the extent and for so long as such Property constitutes Excluded Assets.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit 3 hereto.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Pledge Amendment” shall have the meaning assigned to such term in Section 5.1 hereof.

“Pledged Securities” shall mean, collectively, with respect to each Pledgor, (i) all issued and outstanding Equity Interests of each issuer set forth on Schedules 3.4(a) and 3.4(b) hereto as being owned by such Pledgor and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests in each such issuer or under any Organization Document of each such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, (ii) all Equity Interests of any issuer, which Equity Interests are hereafter acquired by such Pledgor (including by issuance) and all options, warrants, rights, agreements and additional Equity Interests of whatever class of any such issuer acquired by such Pledgor (including by issuance), together with all rights, privileges, authority and powers of such Pledgor relating to such Equity Interests or under any Organization Document of any such issuer, and the certificates, instruments and agreements representing such Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Equity Interests, from time to time acquired by such Pledgor in any manner, and (iii) all Equity Interests issued in respect of the Equity Interests referred to in clause (i) or (ii) upon any consolidation or merger of any issuer of such Equity Interests; provided, however, that in the case of the Equity Interests of any First Tier Foreign Subsidiary and any Domestic Foreign Holding Company owned directly by a Credit Party, limited to 65% of the voting stock of such First Tier Foreign Subsidiary or such Domestic Foreign Holding Company, as applicable, and 100% of the non-voting stock of such First Tier Foreign Subsidiary or such Domestic Foreign Holding Company, as applicable. Notwithstanding anything to the contrary contained herein, “Pledged Securities” shall not include any Excluded Assets to the extent and for so long as such Property constitutes Excluded Assets.

“Pledgor” shall have the meaning assigned to such term in the Preamble hereof.

“Securities Collateral” shall mean, collectively, the Pledged Securities and the Distributions.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2. Interpretation. The rules of interpretation specified in the Credit Agreement (including Section 1.2 thereof) shall be applicable to this Agreement.

SECTION 1.3. Resolution of Drafting Ambiguities. Each Pledgor acknowledges and agrees that it was represented by counsel in connection with the execution and delivery hereof, that it and its counsel reviewed and participated in the preparation and negotiation hereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party (i.e., the Collateral Agent) shall not be employed in the interpretation hereof.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a lien on and security interest in all of the right, title and interest of such Pledgor in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Collateral”):

(i)	all Securities Collateral; and

(ii)	all Proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Pledgor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained herein, the security interest created by this Agreement shall not extend to, and the term “Collateral” shall not include, any

Excluded Assets to the extent and for so long as such Property constitutes Excluded Assets. The Pledgors shall from time to time at the request of the Collateral Agent give written notice to the Collateral Agent identifying in reasonable detail the Excluded Assets and shall provide to the Collateral Agent such other information regarding the Excluded Assets as the Collateral Agent may reasonably request.

SECTION 2.2. Filings. Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Collateral, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor and (ii) any financing or continuation statements or other documents without the signature of such Pledgor where permitted by law. Each Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent. Each Pledgor hereby ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any financing statements relating to the Collateral if filed prior to the date hereof.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;

USE OF COLLATERAL

SECTION 3.1. Delivery of Certificated Securities Collateral. Each Pledgor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a perfected first priority security interest therein. Each Pledgor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by such Pledgor after the date hereof shall promptly (but in any event (i) in the case of Equity Interests of a Domestic Subsidiary, within 20 Business Days after receipt thereof by such Pledgor or (ii) in the case of Equity Interests of a Foreign Subsidiary within 90 days and, in each case, as such time period may be extended by the Collateral Agent in its sole discretion) be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.

SECTION 3.2. Perfection of Uncertificated Securities Collateral.

(a) Each Pledgor represents and warrants that the Collateral Agent has a perfected first priority security interest in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof. Each Pledgor hereby agrees that if any of the Pledged Securities are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, (i) cause the issuer of Pledged Securities that is not a party to this Agreement to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 1 hereto or such other form that is reasonably satisfactory to the Collateral Agent, (ii) if necessary or desirable to perfect a security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof, and (iii) after the occurrence and during the continuance of any Event of Default, upon request by the Collateral Agent, (A) cause the Organization Documents of each such issuer that is a Subsidiary of the Borrower to be amended to provide that such Pledged Securities shall be treated as “securities” for purposes of the UCC and (B) cause such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 3.1.

(b) In the case of each Pledgor which is an issuer of Securities Collateral, such Pledgor agrees (i) to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) promptly to note on its books the security interests granted to the Collateral Agent and confirmed under this Agreement, (iii) that it will comply with instructions of the Collateral Agent with respect to the applicable Securities Collateral (including all Equity Interests of such issuer) without further consent by the applicable Pledgor, and (iv) agrees to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Collateral Agent therein.

SECTION 3.3. Financing Statements and Other Filings; Maintenance of Perfected Security Interest. Each Pledgor represents and warrants that all financing statements, agreements, instruments and other documents necessary to perfect the security interest granted by it to the Collateral Agent in respect of the Collateral have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each applicable governmental, municipal or other office specified on Schedule 3.3. Each Pledgor agrees that at the sole cost and expense of the Pledgors, such Pledgor will maintain the security interest created by this Agreement in the Collateral as a perfected first priority security interest subject only to non-consensual Permitted Liens.

SECTION 3.4. Ownership of Equity Interests. Each Pledgor represents and warrants that set forth on Schedule 3.4(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Pledgor and its Subsidiaries that constitutes Pledged Securities and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under this Agreement. Each Pledgor represents and warrants that set forth on Schedule 3.4(b) is each equity investment of each Pledgor that constitutes Pledged Securities that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests pledged under this Agreement.

SECTION 3.5. Joinder of Additional Guarantors. The Pledgors shall cause each Subsidiary of the Borrower which, from time to time, after the date hereof shall be required to become a Guarantor and pledge any assets to the Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to the Collateral Agent a Joinder Agreement substantially in the form of Exhibit 3 hereto within twenty (20) days of the date on which it was acquired or created, as such time period may be extended by the Collateral Agent in its sole discretion, and upon such execution and delivery, such Subsidiary shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.

SECTION 3.6. Supplements; Further Assurances. Each Pledgor shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary or appropriate in order to create, perfect, preserve and protect the security interest in the Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, all in form reasonably satisfactory to the Collateral Agent and in such offices wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Collateral. Without limiting the generality of the foregoing, each Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Collateral, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, the Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors. Notwithstanding anything herein to the contrary, no Credit Party shall be required, nor shall the Administrative Agent be authorized to require (i) any Non – U.S. Pledge Agreement or other local law agreement or action with respect to the Equity Interests of an Immaterial Subsidiary or (ii) any control agreement with respect to any Collateral.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Each Pledgor represents, warrants and covenants as follows:

SECTION 4.1. Title. Except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns and has rights and, as to Collateral acquired by it from time to time after the date hereof, will own and have rights in each item of Collateral pledged by it hereunder, free and clear of any and all Liens or claims of others. In addition, no Liens or claims exist on the Securities Collateral, other than non-consensual Permitted Liens.

SECTION 4.2. Validity of Security Interest. The security interest in and Lien on the Collateral granted to the Collateral Agent for the benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described in Schedule 3.3, a perfected security interest in all the Collateral. The security interest and Lien granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement in and on the Collateral will at all times constitute a perfected, continuing security interest therein, prior to all other Liens on the Collateral except for non-consensual Permitted Liens.

SECTION 4.3. Defense of Claims; Transferability of Collateral. Each Pledgor shall, at its own cost and expense, defend title to the Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party other than non-consensual Permitted Liens. Except for restrictions imposed under Applicable Laws, there is no agreement, order, judgment or decree, and no Pledgor shall enter into any agreement or take any other action, that would restrict the transferability of any of the Collateral or otherwise impair or conflict with such Pledgor’s obligations or the rights of the Collateral Agent hereunder.

SECTION 4.4. Other Financing Statements. It has not filed, nor authorized any third party to file (nor will there be), any valid or effective financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement. No Pledgor shall execute, authorize or permit to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Collateral.

SECTION 4.5. Names. Each Pledgor represents and warrants that (a) the exact legal name of each Pledgor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 4.5(a), (b) each Pledgor is (i) the type of entity disclosed next to its name in Schedule 4.5(a) and (ii) a registered organization except to the extent disclosed in Schedule 4.5(a), (c) set forth in Schedule 4.5(a) is the organizational identification number, if any, of each Pledgor that is a registered organization, the Federal Taxpayer Identification Number of each Pledgor and the jurisdiction of formation of each Pledgor, (d) set forth in Schedule 4.5(b) hereto is a list of any other corporate or organizational names each Pledgor has had in the past five years, together with the date of the relevant change, (e) set forth in Schedule 4.5(c) is a list of all other names used by each Pledgor, or any other business or organization to which each Pledgor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof, (f) except as set forth in Schedule 4.5(c), no Pledgor has changed its jurisdiction of organization at any time during the past four months and (g) except as set forth on Schedule 4.5(d), the Pledgors have at all times during the past 5 years owned the Collateral. The Schedules referred to in this Section 4.5 may be updated from time to time by written notice to the Collateral Agent; provided that any change reflected in such updated Schedules shall be made in compliance with Section 8.14(c) of the Credit Agreement.

SECTION 4.6. Executive Office. The chief executive Office of each Pledgor is Located at the address set forth in Schedule 4.6. The Schedule referred to in this Section 4.6 may be updated from time to time by written notice to the Collateral Agent; provided that any change reflected in such updated Schedules shall be made in compliance with Section 8.14(c) of the Credit Agreement.

SECTION 4.7. Reserved.

SECTION 4.8. Due Authorization and Issuance. All of the Pledged Securities existing on the date hereof have been, and to the extent any Pledged Securities are hereafter issued, such Pledged Securities will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable to the extent applicable. There is no amount or other obligation owing by any Pledgor to any issuer of the Pledged Securities in exchange for or in connection with the issuance of the Pledged Securities or any Pledgor’s status as a partner or a member of any issuer of the Pledged Securities.

SECTION 4.9. Consents, etc. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Pledgor agrees to use its best efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.10. Collateral. All information set forth herein, including the schedules hereto, relating to the Collateral, is accurate and complete in all material respects.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1. Pledge of Additional Securities Collateral. Each Pledgor shall, upon obtaining any Pledged Securities, accept the same in trust for the benefit of the Collateral Agent and promptly (but in any event (i) in the case of Equity Interests of a Domestic Subsidiary, within 20 Business Days after receipt thereof by such Pledgor or (ii) in the case of Equity Interests of a Foreign Subsidiary within 90 days, and, in each case, as such time period may be extended by the Collateral Agent in its sole discretion) deliver to the Collateral Agent a pledge amendment, duly executed by such Pledgor, in substantially the form of Exhibit 2 hereto (each, a “Pledge Amendment”), and the certificates and other documents required under Section 3.1 and Section 3.2 hereof in respect of the additional Pledged Securities which are to be pledged pursuant to this Agreement, which Pledge Amendment, certificates and other documents shall confirm the attachment of the Lien hereby created on and in respect of such additional Pledged Securities. Each Pledgor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Pledged Securities listed on any Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Collateral.

SECTION 5.2. Voting Rights; Distributions; etc. (a) So long as no Event of Default shall have occurred and be continuing:

(i) Each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Secured Obligations; provided, however, that no Pledgor shall in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.

(ii) Each Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be forthwith delivered to the Collateral Agent to hold as Collateral and shall, if received by any Pledgor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of such Pledgor and be promptly (but in any event within five days after receipt thereof) delivered to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

(b) So long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall be deemed without further action or formality to have granted to each Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of any Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request in order to permit such Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.2(a)(i) hereof and to receive the Distributions which it is authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof.

(c) Upon written notice to the Borrower following the occurrence and during the continuance of any Event of Default:

(i) All rights of each Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.

(ii) All rights of each Pledgor to receive Distributions which it would otherwise be authorized to receive and retain pursuant to Section 5.2(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Collateral such Distributions.

(d) Each Pledgor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as the Collateral Agent may request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(c)(i) hereof and to receive all Distributions which it may be entitled to receive under Section 5.2(c)(ii) hereof.

(e) All Distributions which are received by any Pledgor contrary to the provisions of Section 5.2(a)(ii) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of such Pledgor and shall immediately be paid over to the Collateral Agent as Collateral in the same form as so received (with any necessary endorsement).

SECTION 5.3. Defaults, etc. Each Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Securities pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder, (ii) no Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and (iii) as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Organization Documents and certificates representing such Pledged Securities that have been delivered to the Collateral Agent) which evidence any Pledged Securities of such Pledgor.

SECTION 5.4. Certain Agreements of Pledgors As Holders of Equity Interests. In the case of each Pledgor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Pledgor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Pledgor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

ARTICLE VI

TRANSFERS

SECTION 6.1. Transfers of Pledged Collateral. No Pledgor shall sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral pledged by it hereunder except as expressly permitted by the Credit Agreement.

ARTICLE VII

REMEDIES

SECTION 7.1. Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, the following remedies:

(i) Personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon any Pledgor’s premises where any of the Collateral is located, remove such Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

(ii) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly (but in no event later than one (1) Business Day after receipt thereof) pay such amounts to the Collateral Agent;

(iii) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(iv) Take possession of the Collateral or any part thereof, by directing any Pledgor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event such Pledgor shall at its own expense: (A) forthwith cause the same to be moved to the place or places designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent and (C) while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Collateral as contemplated in this Section 6.1(iv) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;

(v) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Collateral for application to the Secured Obligations as provided in Article VIII hereof;

(vi) Retain and apply the Distributions to the Secured Obligations as provided in Article VIII hereof;

(vii) Exercise any and all rights as beneficial and legal owner of the Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Collateral; and

(viii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 6.2 hereof, sell, assign or grant a license to use the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured

Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of the Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of the Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Collateral or any part thereof may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree.

SECTION 7.2. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Collateral or any part thereof shall be required by law, ten (10) days’ prior notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 7.3. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VI in the absence of gross negligence or willful misconduct on the part of the Collateral Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through or under such Pledgor.

SECTION 7.4. Certain Sales of Collateral.

(a) Each Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Collateral, to limit purchasers to those who meet the requirements of such Governmental Authority. Each Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.

(b) Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.

(c) [Reserved]

(d) If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral, upon written request, the applicable Pledgor shall from time to time furnish to the Collateral Agent all such information as the Collateral Agent may request in order to determine the number of securities included in the Securities Collateral which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(e) Each Pledgor further agrees that a breach of any of the covenants contained in this Section 6.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.4 shall be specifically enforceable against such Pledgor, and such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.

SECTION 7.5. No Waiver; Cumulative Remedies.

(a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.

(b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Loan Document by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Pledgors, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

ARTICLE VIII

APPLICATION OF PROCEEDS

SECTION 8.1. Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1. Concerning Collateral Agent.

(a) The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Collateral.

(c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(d) If any item of Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.

SECTION 9.2. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If any Pledgor shall fail to perform any covenants contained in this Agreement (including such Pledgor’s covenants to (i) discharge Liens or (ii) pay or perform any obligations of such Pledgor under any Collateral) or if any representation or warranty on the part of any Pledgor contained herein shall be breached and in each case the same constitutes an Event of Default, the Collateral Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which such Pledgor fails to pay or perform as and when required hereby and which such Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 12.3 of the Credit Agreement. Neither the provisions of this Section 9.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 9.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. Effective upon the occurrence and during the continuance of an Event of Default, each Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents which the Collateral Agent may deem necessary or advisable to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to such Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 9.3. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Collateral and shall (i) be binding upon the Pledgors, their respective successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Secured Hedge Agreement or a Secured Cash Management Agreement, such Secured Hedge Agreement or Secured Cash Management Agreement, as applicable. Each of the Pledgors agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Secured Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of any Pledgor or otherwise.

SECTION 9.4. Termination; Release. When all the Secured Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Agreement shall terminate. Upon termination of this Agreement the Collateral shall be released from the Lien of this Agreement. Upon such release or any sale, transfer or other disposition of Collateral or any part thereof in accordance with the provisions of the Credit Agreement or if such Collateral otherwise becomes an Excluded Asset, the security interest in such Collateral shall automatically be released and the Collateral Agent shall, upon the request and at the sole cost and expense of the Pledgors, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Collateral, as the case may be.

SECTION 9.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.

SECTION 9.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to any Pledgor, addressed to it at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.6.

SECTION 9.7. Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. Sections 12.5 and 12.6 of the Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

SECTION 9.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.

SECTION 9.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 9.11. No Credit for Payment of Taxes or Imposition. Such Pledgor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Collateral or any part thereof.

SECTION 9.12. No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 9.13. No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Pledgor from the performance of any term, covenant, condition or agreement on such Pledgor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any person under or in respect of any of the Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of such Pledgor relating thereto or for any breach of any representation or warranty on the part of such Pledgor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Pledgor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder. The obligations of each Pledgor contained in this Section 8.13 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 9.14. Obligations Absolute. All obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Pledgor;

(ii) any lack of validity or enforceability of the Credit Agreement, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Secured Hedge Agreement, Secured Cash Management Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Secured Hedge Agreement, any Secured Cash Management Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 8.5 hereof; or

(vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Pledgor.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

[ ], as Pledgor

By:
Name:
Title:

[ ], as Pledgor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

Schedule 3.3

Filings/Filing Offices

Type of Filing or Other Action	Entity	Jurisdictions

Schedule 3.4

(a) Equity Interests of Companies and Subsidiaries

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

(b) Other Equity Interests

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 4.5(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number[14]	Federal Taxpayer Identification Number	State of Formation

[14]	If none, so state.

Schedule 4.5(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change

Schedule 4.5(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Schedule 4.5(d)

Transactions Relating to Collateral

Company/Subsidiary	Description of Transaction Including Parties Thereto	Date of Transaction

Schedule 4.6

Chief Executive Offices

Company/Subsidiary	Address	County	State

EXHIBIT 1

[Form of]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the U.S. Pledge Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement), dated as of [            ], made by Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto and Wells Fargo Bank, National Association, as Administrative Agent in its capacity as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”), (ii) agrees promptly to note on its books the security interests granted to the Collateral Agent and confirmed under the Pledge Agreement, (iii) agrees that it will comply with instructions of the Collateral Agent with respect to the applicable Securities Collateral (including all Equity Interests of the undersigned) without further consent by the applicable Pledgor, (iv) agrees to notify the Collateral Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of the Collateral Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Pledge Agreement in connection with the registration of any Securities Collateral thereunder in the name of the Collateral Agent or its nominee or the exercise of voting rights by the Collateral Agent or its nominee.

[ ]

By:
Name: Title:

EXHIBIT 2

[Form of]

SECURITIES PLEDGE AMENDMENT

This Securities Pledge Amendment, dated as of [            ], is delivered pursuant to Section 5.1 of the Pledge Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement), dated as of [            ], made by Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto and Wells Fargo Bank, National Association, as Administrative Agent in its capacity as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”). The undersigned hereby agrees that this Securities Pledge Amendment may be attached to the Pledge Agreement and that the Pledged Securities listed on this Securities Pledge Amendment shall be deemed to be and shall become part of the Collateral and shall secure all Secured Obligations.

PLEDGED SECURITIES

ISSUER	CLASS OF STOCK OR INTERESTS	PAR VALUE	CERTIFICATE NO(S).	NUMBER OF SHARES OR INTERESTS	PERCENTAGE OF ALL ISSUED CAPITAL OR OTHER EQUITY INTERESTS OF ISSUER

EXHIBIT 3

[Form of]

JOINDER AGREEMENT

[Name of New Pledgor]

[Address of New Pledgor]

[Date]

Ladies and Gentlemen:

Reference is made to the U.S. Pledge Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Pledge Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement), dated as of [            ], made by Brocade Communications Systems, Inc., a Delaware corporation (the “Borrower”), the Guarantors party thereto and Wells Fargo Bank, National Association, as Administrative Agent in its capacity as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”)

This Joinder Agreement supplements the Pledge Agreement and is delivered by the undersigned, [            ] (the “New Pledgor”), pursuant to Section 3.5 of the Pledge Agreement. The New Pledgor hereby agrees to be bound as a Guarantor and as a Pledgor party to the Pledge Agreement by all of the terms, covenants and conditions set forth in the Pledge Agreement to the same extent that it would have been bound if it had been a signatory to the Pledge Agreement on the date of the Pledge Agreement. The New Pledgor also hereby agrees to be bound as a party by all of the terms, covenants and conditions applicable to it set forth in Articles VII, VIII, and IX of the Credit Agreement to the same extent that it would have been bound if it had been a signatory to the Credit Agreement on the execution date of the Credit Agreement. Without limiting the generality of the foregoing, the New Pledgor hereby grants and pledges to the Collateral Agent, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, a Lien on and security interest in, all of its right, title and interest in, to and under the Collateral and expressly assumes all obligations and liabilities of a Guarantor and Pledgor thereunder. The New Pledgor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to the Pledgors contained in the Pledge Agreement.

Annexed hereto are supplements to each of the schedules to the Pledge Agreement and the Credit Agreement, as applicable, with respect to the New Pledgor. Such supplements shall be deemed to be part of the Pledge Agreement or the Credit Agreement, as applicable.

This Joinder Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Pledgor has caused this Joinder Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

[NEW PLEDGOR]

By:
Name: Title:

AGREED TO AND ACCEPTED:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

By:
Name: Title: